    As filed with the Securities and Exchange Commission on April 18, 1996
                                                          Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             _____________________
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                             _____________________
                              NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)

           Delaware                             6711                   41-0449260
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)      Identification No.)

                                Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-1000
                                 612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             _____________________
                               Stanley S. Stroup
                 Executive Vice President and General Counsel
                              Norwest Corporation
                                Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-1026
                                 612-667-8858
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:
          Robert J. Kaukol                          John J. Spidi
         Norwest Corporation             Malizia, Spidi, Sloane & Fisch, P.C.
           Norwest Center                One Franklin Square, Suite 700 East
         Sixth and Marquette                     1301 K Street, N.W.
  Minneapolis, Minnesota 55479-1026             Washington, D.C. 20005

                             _____________________
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================
       Title of Securities            Amount     Proposed Maximum   Proposed Maximum     Amount of
              to Be                    to Be      Offering Price        Aggregate       Registration
            Registered              Registered      Per Share        Offering Price         Fee
- ----------------------------------------------------------------------------------------------------
Common Stock                         380,000           N/A           $4,868,898(3)        $1,679
(par value $1-2/3 per share) (1)    Shares (2)
====================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Based upon the maximum number of shares that may be issued in the transaction described herein.
(3) Estimated solely for purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value as of December 31, 1995 of all shares of common stock to be acquired by the registrant in the transaction described herein.

                             _____________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    _______________________________________________________________________

                              NORWEST CORPORATION


                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

      Form S-4 Item                             Prospectus Heading
      -------------                             ------------------
1.    Forepart of Registration Statement        Outside Front Cover Page
      and Outside Front Cover Page of
      Prospectus

2.    Inside Front and Outside Back Cover       Available Information;
      Pages of Prospectus                       Incorporation of Certain
                                                Documents by Reference;
                                                Table of Contents

3.    Risk Factors, Ratio of Earnings to Fixed  Summary
      Charges and Other Information

4.    Terms of the Transaction                  The Consolidation; Norwest
                                                Capital Stock and Rights;
                                                Comparison of Rights of Holders
                                                of Regional Common Stock and
                                                Norwest Common Stock


5.     Pro Forma Financial Information                    *

6.     Material Contracts with the Company      The Consolidation
       Being Acquired

7.     Additional Information Required for      *
       Reoffering by Persons and Parties
       Deemed to be Underwriters

8.     Interests of Named Experts and Counsel   Legal Opinions

9.     Disclosure of Commission Position on     *
       Indemnification for Securities Act
       Liabilities

10.    Information with Respect to S-3          Summary; The Consolidation;
       Registrants                              Norwest Capital Stock and
                                                Rights; Comparison of Rights
                                                of Holders of Regional
                                                Common Stock and Norwest
                                                Common Stock; Certain
                                                Regulatory Considerations

                              NORWEST CORPORATION


                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

       Form S-4 Item                           Prospectus Heading
       -------------                           ------------------
11.    Incorporation of Certain Information    Incorporation of Certain
       by Reference                            Documents by Reference;
                                               Management of Norwest and
                                               Additional Information

12.    Information with Respect to S-2 or      *
       S-3 Registrants

13.    Incorporation of Certain Documents      *
       by Reference

14.    Information with Respect to             *
       Registrants Other Than S-2 or S-3
       Registrants

15.    Information with Respect to S-3         *
       Companies

16.    Information with Respect to             *
       S-2 or S-3 Companies

17.    Information with Respect to Companies   Summary--Selected Financial
       Other Than S-2 or S-3 Companies         Data; Summary--Comparative
                                               Per Common Share Data;
                                               Information Concerning
                                               Regional

18.    Information If Proxies, Consents        Meeting Information; The
       or Authorizations Are to Be Solicited   Consolidation--Dissenters'
                                               Rights; Management
                                               of Norwest and
                                               Additional Information

19.    Information If Proxies, Consents, or    *
       Authorizations Are Not to Be Solicited
       in an Exchange Offer

___________________________

*Item is omitted because answer is negative or item is inapplicable.

                REGIONAL BANK OF COLORADO, NATIONAL ASSOCIATION
                      1542 RAILROAD AVENUE, P.O. BOX 752
                    RIFLE, GARFIELD COUNTY, COLORADO 81650

                                                                 _________, 1996

Dear Shareholder:

     A special meeting of shareholders of Regional Bank of Colorado, National Association ("Regional") will be held on _______, 1996 to consider and vote upon a proposal to approve the agreement and plan of reorganization dated December 20, 1995 (the "Consolidation Agreement") between Regional and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will be consolidated with Regional (the "Consolidation").

     If the Consolidation Agreement is approved and the Consolidation becomes effective, Regional will become a wholly-owned subsidiary of Norwest and, subject to the rights of dissenting shareholders, holders of Regional common stock will receive shares of Norwest common stock, all upon the terms and subject to the conditions set forth in the Consolidation Agreement. If the Consolidation Agreement is not approved or the Consolidation otherwise does not become effective, Regional will continue to operate as a separate entity and a going concern.

     Regional's board of directors has unanimously approved the Consolidation Agreement as being advisable and in the best interests of Regional's shareholders and recommends that you vote for approval of the Consolidation Agreement. Alex Sheshunoff & Co. Investment Banking, Regional's financial advisor in connection with the Consolidation, has rendered an opinion to Regional's board of directors that as of the date hereof the consideration to be received by Regional's shareholders in the Consolidation is fair from a financial point of view.

     Enclosed with this letter are a notice of special meeting, which sets forth the time and location of the special meeting, and a Proxy Statement-Prospectus, which describes in more detail the terms and conditions of the Consolidation and discusses the background of and reasons for the Consolidation. Please carefully review and consider the information in the Proxy-Statement Prospectus. Additional information concerning Norwest, including its 1995 annual report on Form 10-K, may be obtained from Norwest as indicated in the Proxy Statement-Prospectus under the section entitled "Incorporation of Certain Documents by Reference."

     Your vote is very important. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, regardless of whether you plan to attend the special meeting. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Consolidation Agreement. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.


                                    Gary S. Ward
                                    Chairman of the Board

                REGIONAL BANK OF COLORADO, NATIONAL ASSOCIATION
                      1542 RAILROAD AVENUE, P.O. BOX 752
                        RIFLE, GARFIELD, COLORADO 81650
                                (970) 625-3223

                          ___________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON _______, 1996

                          ___________________________

     A special meeting (the "Special Meeting") of shareholders of Regional Bank of Colorado, National Association, a national banking association ("Regional"), will be held at ___________________________________________________, Rifle,
Colorado, on _______, 1996, at __:__ _.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve the agreement and plan of reorganization dated December 20, 1995 (the "Consolidation Agreement") between Regional and Norwest Corporation ("Norwest"). The Consolidation Agreement provides for the consolidation of a wholly-owned subsidiary of Norwest with Regional and for Regional to become a wholly-owned subsidiary of Norwest. A copy of the Consolidation Agreement is attached as an appendix to the accompanying Proxy Statement-Prospectus.

          2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only shareholders of record on the books of Regional at the close of business on ___________, 1996 will be entitled to vote at the Special Meeting or any adjournments thereof.

     Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                      By Order of the Board of Directors



                                      Geraldine R. Newell
                                      Secretary
_______, 1996
________________________________________________________________________________

      PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND PROMPTLY MAIL IT IN
                            THE ENCLOSED ENVELOPE.
        YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY
         STATEMENT-PROSPECTUS AT ANY TIME BEFORE IT IS EXERCISED.  NO
              POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

          PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.
________________________________________________________________________________

                REGIONAL BANK OF COLORADO, NATIONAL ASSOCIATION
                                PROXY STATEMENT
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON _______, 1996

                    ______________________________________

                              NORWEST CORPORATION
                                  PROSPECTUS
                                 COMMON STOCK
                    ______________________________________

       This Proxy Statement-Prospectus is being furnished to the holders of the common stock, par value $20.00 per share ("Regional Common Stock"), of Regional Bank of Colorado, National Association, a national banking association ("Regional"), in connection with the solicitation of proxies by the board of directors of Regional (the "Regional Board") for a special meeting of Regional's shareholders to be held on _______, 1996 (the "Special Meeting").

       At the Special Meeting, Regional's shareholders will consider and vote upon a proposal to approve the agreement and plan of reorganization dated December 20, 1995 (including all exhibits thereto, the "Consolidation Agreement") between Regional and Norwest Corporation, a Delaware corporation ("Norwest"), pursuant to which a wholly-owned subsidiary of Norwest will be consolidated with Regional (the "Consolidation"). If the Consolidation Agreement is approved and the Consolidation becomes effective, Regional will become a wholly-owned subsidiary of Norwest and holders of Regional Common Stock will receive shares of Norwest's common stock, par value $1-2/3 per share ("Norwest Common Stock"). A copy of the Consolidation Agreement is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference.

       Norwest has filed a registration statement on Form S-4 (File No. 333- _____) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Norwest Common Stock to be issued in the Consolidation. In addition to serving as the proxy statement in connection with the Special Meeting, this document constitutes the prospectus of Norwest filed as part of the Registration Statement.

       Norwest Common Stock trades on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CHX") under the symbol "NOB." The closing price of Norwest Common Stock as reported on the NYSE composite tape on ___________, 1996 was $_____ per share.

       All information concerning Norwest contained in this Proxy Statement-Prospectus has been provided by Norwest, and all information concerning Regional contained in this Proxy Statement-Prospectus has been provided by Regional.

       This Proxy Statement-Prospectus and the accompanying form of proxy are first being mailed to shareholders of Regional on or about _______, 1996.
                    ________________________________


 THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
       ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                  CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECUR-
                ITIES COMMISSION NOR HAS THE COMMISSION OR ANY
                    STATE SECURITIES COMMISSION PASSED UPON
                       THE ACCURACY OR ADEQUACY OF THIS
                          PROXY STATEMENT-PROSPECTUS.
                           ANY REPRESENTATION TO THE
                            CONTRARY IS A CRIMINAL
                                   OFFENSE.
                    ________________________________

        The date of this Proxy Statement-Prospectus is _________, 1996.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
  AVAILABLE INFORMATION....................................................

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................

  EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS........................

  SUMMARY
       Parties to the Consolidation........................................
       Special Meeting and Vote Required...................................
       The Consolidation...................................................
       Market Information..................................................
       Comparison of Rights of Holders of Regional Capital Stock and
        Norwest Common Stock...............................................
       Comparative Per Common Share Data...................................
       Selected Financial Data.............................................

  MEETING INFORMATION......................................................
       General.............................................................
       Record Date; Voting Rights; Vote Required...........................
       Voting and Revocation of Proxies....................................
       Solicitation of Proxies.............................................

  THE CONSOLIDATION........................................................
       General.............................................................
       Background of and Reasons for the Consolidation.....................
       Opinion of Regional's Financial Advisor.............................
       Consolidation Consideration.........................................
       Dissenters' Rights..................................................
       Surrender of Certificates...........................................
       Conditions to the Consolidation.....................................
       Regulatory Approvals................................................
       Conduct of Business Pending the Consolidation.......................
       No Solicitation.....................................................
       Termination of the Consolidation Agreement..........................
       Amendment of the Consolidation Agreement............................
       Waiver of Performance of Obligations................................
       Effect on Employee Benefit Plans....................................
       Interests of Certain Persons in the Consolidation...................
       Certain U.S. Federal Income Tax Consequences........................
       Resale of Norwest Common Stock......................................
       Stock Exchange Listing..............................................
       Accounting Treatment................................................
       Expenses............................................................

  NORWEST CAPITAL STOCK AND RIGHTS.........................................
       General.............................................................
       Norwest Common Stock................................................
       Norwest Preferred Stock; Norwest Preference Stock...................
       Rights Plan.........................................................

       Dividend Reinvestment and Optional Cash Payment Plan................
       Shares Registered under the Securities Act..........................

  COMPARISON OF RIGHTS OF HOLDERS OF REGIONAL CAPITAL STOCK................
  AND NORWEST COMMON STOCK.................................................
       General.............................................................
       Directors...........................................................
       Amendment of Articles or Certificate of Incorporation and Bylaws....
       Shareholder or Stockholder Approval of Consolidation and Asset
        Sales..............................................................
       Appraisal Rights....................................................
       Special Meetings....................................................
       Action Without a Meeting............................................
       Limitation of Director Liability....................................
       Indemnification of Officers and Directors...........................
       Dividends...........................................................
       Proposal of Business; Nomination of Director........................

  INFORMATION CONCERNING REGIONAL..........................................
       General.............................................................
       Properties..........................................................
       Legal Proceedings...................................................
       Market Information..................................................
       Dividends...........................................................
       Security Ownership of Management and Certain Beneficial Owners......
       Management's Discussion and Analysis of Financial Condition and
        Results of Operations..............................................
       Regulation and Supervision..........................................
       Other Regulatory Limitations........................................

  CERTAIN REGULATORY CONSIDERATIONS PERTAINING
   TO NORWEST..............................................................
       General.............................................................
       Dividend Restrictions...............................................
       Holding Company Structure...........................................
       Capital Requirements................................................
       Federal Deposit Insurance Corporation Improvement Act of 1991.......
       FDIC Insurance......................................................

  EXPERTS..................................................................

  LEGAL OPINIONS...........................................................

  MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION.........................

  FINANCIAL STATEMENTS OF REGIONAL.........................................

  APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION

  APPENDIX B  OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

  APPENDIX C  UNITED STATES CODE, TITLE 12, SECTION 215

  APPENDIX D  BANKING CIRCULAR 259

                             AVAILABLE INFORMATION


       Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, Norwest files reports, proxy statements and other information with the Commission.

       The reports, proxy statements and other information filed by Norwest with the Commission can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning Norwest also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

       This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest, Regional and the shares of Norwest Common Stock offered hereby. Statements contained herein concerning the provisions of certain documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached hereto as an appendix.

                       ________________________________

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN MADE OR AUTHORIZED BY NORWEST OR REGIONAL. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR REGIONAL SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


       THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE NORWEST DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS AS FILED WITH THE COMMISSION (OTHER THAN EXHIBITS THERETO NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY NORWEST BY ________, 1996.

       The following documents filed with the Commission by Norwest (File No. 1-
  2979) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus: (i) Norwest's Annual Report on Form 10-K for the year ended December 31, 1995; and (ii) Norwest's Current Reports on Form 8-K dated January 17, 1996, February 20, 1996, as amended by Form 8-K/A, and February 26, 1996.

       All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

               EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS


       Regional is a national banking association chartered under the laws of the United States. Regional is governed by the National Banking Act and its articles of association and bylaws (as amended and in effect as of the date of this Proxy Statement-Prospectus, the "National Banking Act," "Regional Articles" and "Regional Bylaws," respectively). Norwest is incorporated under the laws of the state of Delaware and is governed by the Delaware General Corporation Law and Norwest's restated certificate of incorporation and bylaws (as amended and in effect as of the date of this Proxy Statement-Prospectus, the "DGCL," "Norwest Certificate" and "Norwest Bylaws," respectively). The National Bank Act uses the term "shareholder" to refer to a holder of capital stock of a national banking association. The DGCL uses the term "stockholder" to refer to a holder of capital stock of a Delaware corporation. Accordingly, this Proxy Statement-Prospectus uses the term "shareholder" to refer to a holder of Regional Common Stock and the term "stockholder" to refer to a holder of Norwest Common Stock.

       As used in this Proxy Statement-Prospectus, unless the context otherwise requires, "Norwest" means Norwest Corporation and its consolidated subsidiaries.

                                    SUMMARY


       The following summary of certain information relating to the Consolidation is not intended to be complete and is qualified in all respects by the more detailed information contained or incorporated by reference in this Proxy Statement-Prospectus and the appendices hereto. Shareholders of Regional are urged to read this Proxy Statement-Prospectus and the appendices hereto in their entirety.

  PARTIES TO THE CONSOLIDATION


       NORWEST. Norwest is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Norwest owns subsidiaries engaged in banking and in a variety of related businesses. Norwest provides retail, commercial and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

       At December 31, 1995, Norwest had consolidated total assets of $72.1 billion, total deposits of $42.0 billion and total stockholders' equity of $5.3 billion. Based on total assets at December 31, 1995, Norwest was the 13th largest commercial banking organization in the United States.

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Management of Norwest generally does not make a public announcement of an acquisition until a definitive agreement has been signed. Norwest generally provides information concerning the aggregate asset value of, and the aggregate consideration anticipated to be paid for, its pending acquisitions in its annual and quarterly reports filed with the Commission and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

       REGIONAL. Regional is a national banking association which was initially chartered under the laws of Colorado in 1981 as the Regional Bank of Rifle.
  It became a national banking association in 1991 and changed its name to Regional Bank of Colorado, National Association in 1994. Its principal executive offices are located at 1542 Railroad Avenue, Rifle, Colorado 81650, and its telephone number is (970) 625-

  3223. At December 31, 1995, Regional had total assets of $58.0 million, total deposits of $52.9 million and stockholders' equity of $4.9 million. Regional is regulated by the Office of the Comptroller of the Currency ("OCC") and its deposits are insured up to applicable limits under the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). Regional attracts deposits from the general public and invests such deposits in real estate loans, consumer loans, construction loans and commercial loans. Regional also utilizes deposits to purchase investment securities issued by the U.S. government and its agencies, and other permitted investments. At December 31, 1995, Regional operated three banking offices in Colorado.

  SPECIAL MEETING AND VOTE REQUIRED


       SPECIAL MEETING. The Special Meeting will be held on _______, 1996, at __:__ _.m., local time, at ______________________, Rifle, Colorado for the purpose of voting on a proposal to approve the Consolidation Agreement. Only holders of record of Regional Common Stock at the close of business on ___________, 1996 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. At such date, there were 24,366 shares of Regional Common Stock outstanding. Each share of Regional Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

       VOTE REQUIRED. Approval of the Consolidation Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Regional Common Stock. Directors and executive officers of Regional and their affiliates beneficially owned an aggregate of 10,715, or approximately 43.98%, of the shares of Regional Common Stock outstanding on the Record Date. For additional information concerning the number of shares of Regional Common Stock held by Regional's management, see "INFORMATION CONCERNING REGIONAL--Security Ownership of Management and Certain Beneficial Owners." If at least two-thirds of the votes eligible to be cast do not vote in favor of approval of the Consolidation Agreement, Regional will continue to act as a separate entity and a going concern. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Consolidation Agreement. MEMBERS OF REGIONAL'S MANAGEMENT INTEND TO VOTE ALL SHARES OF REGIONAL COMMON STOCK HELD IN THEIR INDIVIDUAL CAPACITIES IN FAVOR OF APPROVAL OF THE CONSOLIDATION AGREEMENT. See "MEETING INFORMATION--Record Date; Voting Rights; Vote Required."

  THE CONSOLIDATION


       EFFECT OF THE CONSOLIDATION. If the Consolidation Agreement is approved and the Consolidation becomes effective, a wholly-owned subsidiary of Norwest will be consolidated with Regional and Regional, as the surviving corporation in the Consolidation, will become a wholly-owned subsidiary of Norwest. In the Consolidation, outstanding shares of Regional Common Stock will be automatically converted into the right to receive 14.569 shares of Norwest Common Stock (the "Exchange Ratio"). In lieu of issuing fractional shares of Norwest Common Stock, Norwest will pay cash to the holders of Regional Common Stock who would otherwise be entitled to receive fractional shares. See "THE CONSOLIDATION--Consolidation Consideration."

       RECOMMENDATION OF REGIONAL'S BOARD OF DIRECTORS. At a meeting of the Regional Board held on December 20, 1995, after considering the terms and conditions of the Consolidation Agreement and obtaining the advice of its financial advisor, the Regional Board unanimously approved the Consolidation Agreement. The Regional Board believes that the Consolidation is advisable and in the best interests of Regional and its shareholders and recommends that shareholders of Regional vote "FOR" approval of the Consolidation Agreement. For a discussion of the circumstances surrounding the Consolidation and the factors considered by the Regional Board in making its recommendation, see "THE CONSOLIDATION--Background of and Reasons for the Consolidation."

       OPINION OF REGIONAL'S FINANCIAL ADVISOR. The Regional Board retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to act as financial advisor in connection with the Consolidation. Sheshunoff has delivered its written opinion to the Regional Board dated as of the date of this Proxy Statement-Prospectus that the consideration to be received by the shareholders of Regional in the Consolidation is fair from a financial point of view. The opinion of Sheshunoff is attached as Appendix B to this Proxy Statement-Prospectus. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith. For additional information, see "THE CONSOLIDATION--Opinion of Regional's Financial Advisor."

       CONDITIONS TO THE CONSOLIDATION; TERMINATION OF THE CONSOLIDATION AGREEMENT. The obligations of Norwest and Regional to effect the Consolidation are subject to the satisfaction or, if permissible under the Consolidation Agreement, waiver of a number of conditions, in addition to approval of the Consolidation Agreement by Regional's shareholders. The Consolidation Agreement allows one or more parties to the Consolidation to terminate the Consolidation Agreement if one or more of these conditions are not satisfied or waived. The Consolidation Agreement may also be terminated at any time prior to the Consolidation becoming effective by mutual consent of Norwest and Regional, by either Norwest or Regional if the Consolidation has not been effected on or before September 30, 1996 provided the failure of the Consolidation to become effective by such date is not due to the failure of the party seeking to terminate to perform or observe in all material respects its covenants and agreements under the Consolidation Agreement, or by Regional within five business days after the Special Meeting if the average of the closing prices per share of Norwest Common Stock for the 20 consecutive trading days ending on the day before the Special Meeting is less than $25. See "THE CONSOLIDATION--Conditions to the Consolidation" and "--Termination of the Consolidation Agreement."

       REGULATORY APPROVALS. The Consolidation is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OCC and the state of Colorado. Applications have been filed with the Federal Reserve Board, OCC and the state of Colorado requesting approval of the Consolidation; however, there can be no assurances that the necessary regulatory approvals will be obtained or as to the timing of or conditions placed on such approvals. See "THE CONSOLIDATION--Regulatory Approvals."

       EFFECTIVE TIME AND CLOSING OF THE CONSOLIDATION. The Consolidation will become effective at 11:59, Minneapolis, Minnesota time (the "Effective Time of the Consolidation"), on the date specified in the certificate of approval issued by the OCC. Norwest and Regional anticipate that the closing of the Consolidation (the "Closing") will occur within 10 business days following satisfaction or waiver of all conditions set forth in the Consolidation Agreement. See "THE CONSOLIDATION--Conditions to the Consolidation."

       NO SOLICITATION. Regional has agreed under the Consolidation Agreement that neither it nor any of its directors, officers, representatives or agents, will directly or indirectly solicit, authorize the solicitation of or enter into any discussions with any third party concerning certain transactions involving the purchase of stock of Regional, acquisition of Regional pursuant to a tender or exchange offer, a merger, consolidation or other business combination or the purchase, lease or other acquisition of the assets of Regional except in the ordinary course of business. See "THE CONSOLIDATION-- No Solicitation."

       INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION. As of the Record Date, Regional's directors and executive officers beneficially owned a total of 10,715 shares of Regional Common Stock (representing 43.98% of all outstanding shares of Regional Common Stock on such date). In the Consolidation, the directors and executive officers will receive the same consideration for their shares of Regional Common Stock as the other shareholders of Regional. For information concerning the number of shares of Regional Common Stock held by the directors and executive officers of Regional, see "INFORMATION CONCERNING REGIONAL--Security Ownership of Management and Certain Beneficial Owners." Certain members of Regional's management and the Regional Board have certain interests in the Consolidation that are in addition to their interest as stockholders of Regional generally. See "THE CONSOLIDATION-Interests of Certain Persons in the Consolidation."

       DIRECTORS AND OFFICERS OF REGIONAL AFTER THE CONSOLIDATION. Following the Effective Time of the Consolidation, Norwest will be the sole shareholder of Regional and, for that reason, subject to the Ward Employment Agreement (as defined below), will be in a position to elect or appoint all of the directors and officers of Regional. See "THE CONSOLIDATION--Interests of Certain Persons in the Consolidation."

       DISSENTERS' RIGHTS. Federal law provides that a shareholder of a national banking association who dissents from a merger is generally entitled to receive payment of the appraised value of his or her stock. See "THE CONSOLIDATION--Dissenters' Rights."

       CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The Consolidation is intended to be a tax-free reorganization so that no gain or loss will be recognized by Regional's shareholders, except with respect to cash received for any fractional shares. The Consolidation's effectiveness is conditioned upon the receipt by Regional of a written opinion of its legal counsel to the effect that, for U.S. federal income tax purposes, the Consolidation will qualify as a tax-free reorganization. See "THE CONSOLIDATION--Certain U.S. Federal Income Tax Consequences."

       THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE CONSOLIDATION MAY BE DIFFERENT FOR PARTICULAR TYPES OF REGIONAL SHAREHOLDERS OR IN LIGHT OF EACH REGIONAL SHAREHOLDER'S PERSONAL INVESTMENT CIRCUMSTANCES. FOR THAT REASON, REGIONAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U. S. FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE CONSOLIDATION, AS WELL AS THE APPLICATION TO THEM OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

       ACCOUNTING TREATMENT. Management of Norwest anticipates that the Consolidation will be accounted for as a purchase under generally accepted accounting principles. See "THE CONSOLIDATION--Accounting Treatment."

  MARKET INFORMATION


       On December 19, 1995, the last business day preceding public announcement of the Consolidation Agreement, and on ___________, 1996, the last practicable date prior to the mailing of this Proxy Statement-Prospectus, the closing price per share of Norwest Common Stock (as reported on the NYSE composite tape) was $__.__ and $__.__, respectively. There is no public market for the Regional Common Stock.

       The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Time of the Consolidation, which will be a period of several weeks. The market value per share of the Norwest Common Stock that Regional shareholders ultimately receive in the Consolidation could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Time of the Consolidation. Regional shareholders are advised to obtain current market quotations for Norwest Common Stock.

  COMPARISON OF RIGHTS OF HOLDERS OF REGIONAL COMMON STOCK AND NORWEST COMMON STOCK


       As of the date of this Proxy Statement-Prospectus, the rights of Regional's shareholders are governed by federal law and the Regional Articles and Regional Bylaws. At the Effective Time of the Consolidation, Regional's shareholders will become stockholders of Norwest. As such, their rights will thereafter be governed principally by the DGCL and the Norwest Certificate and Norwest Bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF REGIONAL COMMON STOCK AND NORWEST COMMON STOCK.

  COMPARATIVE PER COMMON SHARE DATA


       The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Regional Common Stock on a historical and a pro forma equivalent basis giving effect to the Consolidation using the purchase method of accounting. The data for Norwest are derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and should be read in conjunction with such historical financial statements and related notes. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The data for Regional are derived from the historical financial statements of Regional, including the related notes thereto, included in this Proxy Statement-Prospectus and should be read in conjunction with such historical financial statements and related notes. The data are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Consolidation become effective prior to the periods indicated.

                       COMPARATIVE PER COMMON SHARE DATA
                       ---------------------------------


                            Norwest Common Stock        Regional Common Stock
                            -------------------------   -------------------------
                                         Pro Forma                    Pro Forma
                            Historical    Combined      Historical    Equivalent
                            ----------    --------      ----------    ----------
BOOK VALUE (1):
  December 31, 1995           14.20        14.20           199.82         206.90


DIVIDENDS DECLARED (2):
  Year Ended
   December 31, 1995          0.900        0.900            11.00          13.11

NET INCOME (3):
  Year Ended
  December 31, 1995            2.73         2.73            40.22          39.77

___________________________

(1) The pro forma combined book value per share of Norwest Common Stock is based upon the historical total combined common stockholders' and shareholders' equity for Norwest and Regional divided by total pro forma common shares of the combined entities assuming conversion of the outstanding Regional Common Stock at the Exchange Ratio of 14.569 shares of Norwest Common Stock for each share of Regional Common Stock. The data assume 24,366 outstanding shares of Regional Common Stock. The aggregate number of shares of Norwest Common Stock assumed to be issued in the Consolidation is 355,000. See "THE CONSOLIDATION--Terms of the Consolidation." The pro forma equivalent book value per share of Regional represents the pro forma combined amount multiplied by the Exchange Ratio.

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of Regional Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the Exchange Ratio.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and Regional divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Regional Common Stock represents the pro forma combined net income per share multiplied by the Exchange Ratio.


SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical financial information for Norwest. The income statement and balance sheet data for Norwest included in the selected financial data for each of the five years in the period ended December 31, 1995 are derived from the audited consolidated financial statements of Norwest for such five-year period. The table should be read in conjunction with the consolidated financial statements of Norwest, and the related notes thereto, included in documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     NORWEST CORPORATION AND SUBSIDIARIES

                                                               YEAR ENDED DECEMBER 31
                                               -------------------------------------------------------
                                                 1995       1994      1993(1)      1992(2)      1991
                                                 ----       ----      -------      -------      ----
                                                       (In millions except per share amounts)
 INCOME STATEMENT DATA
 ---------------------
  Interest income                              $ 5,717.3   4,393.7   3,946.3      3,806.4      4,025.9
  Interest expense                               2,448.0   1,590.1   1,442.9      1,610.6      2,150.3
                                               ---------  --------  --------     --------     --------
   Net interest income                           3,269.3   2,803.6   2,503.4      2,195.8      1,875.6
  Provision for credit losses                      312.4     164.9     158.2        270.8        406.4
  Non-interest income                            1,865.0   1,638.3   1,585.0      1,273.7      1,064.0
  Non-interest expenses                          3,399.1   3,096.4   3,050.4      2,553.1      2,041.5
                                               ---------  --------  --------     --------     --------
    Income before income taxes                   1,422.8   1,180.6     879.8        645.6        491.7
  Income tax expense                               466.8     380.2     266.7        175.6         73.4
                                               ---------  --------  --------     --------     --------
  Income before cumulative effect
    of a change in accounting method               956.0     800.4     613.1        470.0        418.3
  Cumulative effect on years prior
    to 1992 of  change in accounting method           --        --        --        (76.0)          --
                                               ---------  --------  --------     --------     --------
  Net income                                   $   956.0     800.4     613.1        394.0        418.3
                                               =========  ========  ========     ========     ========


 PER COMMON SHARE DATA
 ---------------------
  Net income per share:
   Primary:
    Before cumulative effect of a
     change in accounting method               $    2.76      2.45      1.89         1.44         1.33
    Cumulative effect on years prior
     to 1992 of change in accounting method           --        --        --        (0.25)
                                               ---------  --------  --------     --------     --------
  Net income                                   $    2.76      2.45      1.89         1.19         1.33
                                               =========  ========  ========     ========     ========

   Fully diluted:
    Before cumulative effect of a
     change in accounting method               $    2.73      2.41      1.86         1.42         1.32
    Cumulative effect on years prior
     to 1992 of change in accounting method           --        --        --        (0.23)
                                               ---------  --------  --------     --------     --------
  Net income                                   $    2.73      2.41      1.86         1.19         1.32
                                               =========  ========  ========     ========     ========

  Dividends declared per common share          $   0.900     0.765     0.640        0.540        0.470


 BALANCE SHEET DATA
 ------------------
  At period end:
  Total assets                                 $72,134.4  59,315.9  54,665.0     50,037.0     45,974.5
  Long-term debt                                13,676.8   9,186.3   6,850.9      4,553.2      3,686.6
  Total stockholders' equity                     5,312.1   3,846.4   3,760.9      3,371.8      3,192.3

  __________________
  (1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

  (2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                              MEETING INFORMATION


  GENERAL


       This Proxy Statement-Prospectus is being furnished to holders of Regional Common Stock in connection with the solicitation of proxies by the Regional Board for use at the Special Meeting to be held on _______, 1996 and at any adjournments or postponements thereof. At the Special Meeting, shareholders of Regional will consider and vote upon a proposal to approve the Consolidation Agreement. The Regional Board is not aware as of the date of this Proxy Statement-Prospectus of any business to be acted upon at the Special Meeting other than the proposal to approve the Consolidation Agreement. If other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

  RECORD DATE; VOTING RIGHTS; VOTE REQUIRED


       The Regional Board has fixed the close of business on ___________, 1996 as the record date for the determination of shareholders of Regional entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). On the Record Date, there were 24,366 shares of Regional Common Stock outstanding. Each holder of Regional Common Stock is entitled to one vote per share held of record on the Record Date.

       The presence in person or by proxy at the Special Meeting of the holders of a majority of the outstanding shares of Regional Common Stock will constitute a quorum for the transaction of business at the Special Meeting. Approval of the Consolidation Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Regional Common Stock. Directors and executive officers of Regional and their affiliates beneficially owned on the Record Date an aggregate of 10,715, or approximately 43.98%, of the outstanding shares of Regional Common Stock. MEMBERS OF REGIONAL'S MANAGEMENT INTEND TO VOTE ALL SHARES OF REGIONAL COMMON STOCK HELD IN THEIR INDIVIDUAL CAPACITIES IN FAVOR OF APPROVAL OF THE CONSOLIDATION AGREEMENT. For additional information concerning the number of shares of Regional Common Stock and Regional Preferred Stock held by Regional's management, see "INFORMATION CONCERNING REGIONAL--Security Ownership of Management and Certain Beneficial Owners."

  VOTING AND REVOCATION OF PROXIES


       Shares of Regional Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Regional Common Stock represented by such proxy will be voted FOR approval of the Consolidation Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the secretary of Regional prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special

  Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

       A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the Consolidation Agreement must be approved by the holders of at least two-thirds of the shares of Regional Common Stock outstanding on the Record Date. Because the proposal to approve the Consolidation Agreement requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

  SOLICITATION OF PROXIES


       In addition to solicitation by mail, directors, officers and employees of Regional may solicit proxies from the shareholders of Regional, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Regional will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE CONSOLIDATION-- Expenses."

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF REGIONAL. SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO REGIONAL IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                               THE CONSOLIDATION


       This section of the Proxy Statement-Prospectus describes certain aspects of the Consolidation. The following description does not purport to be complete and is qualified in its entirety by reference to the Consolidation Agreement, a copy of which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. Shareholders are urged to read the Consolidation Agreement in its entirety.

  GENERAL


       At the Effective Time of the Consolidation, a wholly-owned subsidiary of Norwest will be consolidated with Regional, with Regional being the surviving corporation in the Consolidation. Following the Consolidation, Regional will be a wholly-owned subsidiary of Norwest. Except with respect to fractional shares as discussed below, if the Consolidation Agreement is approved and the Consolidation becomes effective, shareholders of Regional will receive shares of Norwest Common Stock for their shares of Regional Common Stock. See "-- Consolidation Consideration." Following the Effective Time of the Consolidation, Norwest will be the sole shareholder of Regional. Shares of Norwest Common Stock issued and outstanding immediately before the Effective Time of the Consolidation will remain issued and outstanding immediately after the Effective Time of the Consolidation.

       The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Time of the Consolidation. The market value of the shares of Norwest Common Stock that shareholders of Regional receive at the Effective Time of the Consolidation may be more or less than the market value of the shares on the date of this Proxy Statement-Prospectus.

  BACKGROUND OF AND REASONS FOR THE CONSOLIDATION


       On April 7, 1995, Dennis Erickson and Ken Kranz, representatives of Norwest Bank Colorado, National Association met, at their request, with Gary
  S. Ward, President of Regional, at Regional's principal office in Rifle, Colorado. The Norwest representatives inquired whether Regional had considered an acquisition by another bank. Mr. Ward advised the Norwest representatives that this possibility had been previously discussed but no decision had been made.

       On July 3, 1995, Kenneth Murray, Executive Vice President of Norwest, submitted a letter to Regional expressing Norwest's interest in acquiring all of the outstanding shares of Regional Common Stock in exchange for Norwest Common Stock. At the July 11, 1995 loan committee meeting of the Regional Board, the committee was informed of the letter and advised of Norwest's request to have its representatives meet with the full Regional Board and Sidney "Sam" Azeez, an advisory member of the Regional Board and beneficial owner of approximately 28% of the outstanding shares of Regional Common Stock. On July 12, 1995, Mr. Ward contacted Mr. Azeez and shared with him the contents of the letter of inquiry from Norwest. Also on that date, Mr. Ward discussed the contents of the letter with Regional's legal counsel.

       A meeting was then held at Glenwood Springs, Colorado on July 27, 1995. Those in attendance included entire Regional Board; Sam Azeez; Regional's legal counsel;

  George McGoven, an independent investment counselor retained by Sam Azeez; and Linda Collins and Kirk Simpson of Norwest. The meeting was a general question and answer session exploring the possibilities of an acquisition of Regional by Norwest.

       Following this meeting, management of Regional initiated a review of financial information of Norwest from available public sources and began to evaluate the merits of an acquisition by Norwest. In response to a request from Norwest on August 18, 1995, Regional executed a confidentiality agreement and provided detailed information to Norwest concerning Regional's operations in order for Norwest to prepare a formal proposal to acquire Regional.

       Negotiations were undertaken by Regional and Norwest which resulted in a proposal dated September 22, 1995. The basis for the acquisition in the proposal was an exchange of all of Regional's stock for 355,000 shares of Norwest Common Stock. This proposal was approved by the Regional Board on September 28, 1995. A due diligence examination was conducted by Norwest on October 10, 1995.

       On October 19, 1995, Regional retained special counsel to assist management in negotiating the terms of the Consolidation Agreement by which the acquisition would be governed. On December 4, 1995, Regional engaged Sheshunoff to evaluate the fairness of the proposed transaction and to deliver an opinion of the fairness of the Consolidation to Regional's shareholders. This evaluation was soon completed and an opinion that the transaction was fair and equitable from a financial point of view to all Regional shareholders was rendered effective December 20, 1995. On that date, the Regional Board approved the Consolidation Agreement, including a provision for shareholder ratification and confirmation.

       The Regional Board believes that the terms of the Consolidation Agreement, which are the product of arms-length negotiations between Norwest and Regional, are in the best interests of Regional and its shareholders. In the course of reaching its determination, the Regional Board consulted with legal counsel with respect to its legal duties, the terms of the Consolidation Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

       In reaching its determination to approve the Consolidation Agreement, the Regional Board considered all factors it deemed material, which include the following:

            (a) The Regional Board analyzed information with respect to the financial condition, results of operations, businesses and prospects of Regional. In this regard, the Regional Board analyzed the options of selling Regional or continuing on a stand-alone basis. The range of values on a sale basis were determined to generally exceed the present value of Regional shares on a stand-alone basis under business strategies which could be reasonably implemented by Regional.

            (b) The Regional Board considered the written opinion of Sheshunoff that, as of December 20, 1995, the Exchange Ratio was fair to Regional shareholders from a financial point of view. See "THE CONSOLIDATION-- Opinion of Regional's Financial Advisor."

            (c) The Regional Board considered the current operating environment, including, but not limited to, the continued merger and increasing competition in the banking and financial services industries, the prospect for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. This information has been periodically reviewed by the Regional Board at its regular meetings and was also discussed between the Regional Board and Regional's various advisors.

            (d) The Regional Board considered the other terms of the Consolidation Agreement and exhibits, including the tax-free nature of the transaction.

            (e) The Regional Board considered the detailed financial analyses and other information with respect to Regional and Norwest discussed by Sheshunoff, as well as the Regional Board's own knowledge of Regional, Norwest and their respective businesses. In this regard, the latest publicly-available financial and other information for Regional and Norwest were analyzed, including a comparison of publicly-available financial and other information for other similar institutions.

            (f) The Regional Board considered the value of Regional Common Stock with Regional continuing as a stand-alone entity compared to the effect of Regional combining with Norwest in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives, the results of the contacts and discussions between Regional and its financial advisor and various third parties and the belief of the Regional Board and management that the Consolidation offered the best transaction available to Regional and its shareholders.

            (g) The Regional Board considered the likelihood of the Consolidation being approved by the appropriate regulatory authorities, including factors such as market share analyses, Norwest's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the Consolidation on Norwest.

       The foregoing discussion of the information and factors considered by the Regional Board is not intended to be exhaustive, but constitutes the material factors considered by the Regional Board. In reaching its determination to approve and recommend the Consolidation Agreement, the Regional Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Consolidation and the other transactions contemplated by the Consolidation Agreement, considering, among other things, the matters discussed above and the opinion of Sheshunoff referred to above, the Regional Board approved and adopted the Consolidation Agreement and the transactions contemplated thereby as being in the best interests of Regional and its stockholders.

       FOR THE REASONS SET FORTH ABOVE, THE REGIONAL BOARD HAS UNANIMOUSLY APPROVED THE CONSOLIDATION AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF REGIONAL AND REGIONAL'S SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF REGIONAL VOTE FOR THE APPROVAL OF THE CONSOLIDATION AGREEMENT.

  OPINION OF REGIONAL'S FINANCIAL ADVISOR


       In December 1995, Regional retained Sheshunoff, an investment banking firm based in Austin, Texas, on the basis of its experience, to render a written fairness opinion (the "Opinion") to the Regional Board. Sheshunoff has been in the business of consulting for the banking industry for twenty years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Sheshunoff has a long history of familiarity and involvement with the banking industry nationwide, as well as familiarity with the Colorado market and recent transactions in this market. Sheshunoff reviewed the negotiated terms of a draft of the Consolidation Agreement dated December 6, 1995, including corporate governance matters.

       On December 20, 1995, in connection with the Regional Board's consideration of the Consolidation Agreement, Sheshunoff issued the Opinion to the Regional Board that, in its opinion as investment bankers, the terms of the Consolidation as provided in the Consolidation Agreement are fair and equitable, from a financial perspective, to Regional and its stockholders. Sheshunoff has updated the Opinion as of the date of this Proxy Statement-Prospectus. A copy of the Opinion is attached as an exhibit to this Proxy Statement-Prospectus and should be read in its entirety by Regional stockholders. Sheshunoff's written opinion does not constitute an endorsement of the Consolidation or a recommendation to any stockholder as to how such stockholder should vote.

       In rendering the Opinion, Sheshunoff reviewed certain publicly available information concerning Regional and Norwest. Sheshunoff considered many factors in making its evaluation. In arriving at the Opinion regarding the fairness of the transaction, Sheshunoff reviewed: (i) the Consolidation Agreement; (ii) the most recent external auditor's reports to the Regional Board; (iii) the November 30, 1995 balance sheet and income statement for Regional, the September 30, 1995 balance sheet and income statement for Norwest and the audited December 31, 1994 balance sheet and income statement for Norwest; (iv) the Rate Sensitivity Analysis report for Regional; (v) Regional's most recent listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) Regional's internal loan classification list; (vii) the budget and projected operating plan of Regional; (viii) a listing of unfunded letters of credit and any other off-balance sheet risks for Regional; (ix) the minutes of the Regional Board meeting; (x) the most recent Regional Board report; (xi) the listing and description of significant real properties for Regional; (xii) material leases on real and personal property for Regional; (xiii) the directors and officers liability and blanket bond insurance policies for Regional; and (xiv) market conditions and current trading levels of outstanding equity securities of both organizations. Sheshunoff conducted an on-site review of Regional and held telephone conversations with the management of Norwest to discuss each organization's historical performance and current financial condition. Sheshunoff had previously performed an on-site review of Norwest.

       In reaching the Opinion, Sheshunoff analyzed the total purchase price on a fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples (market value), net present value, cash flow analysis, return on investment and the price as a percentage of total assets based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 15%. Sheshunoff also considered as one of the methods of determining the fairness of the transaction, the projected pro forma impact on Regional's earnings per share and equity per share (appreciation/dilution analysis), which was based upon stand-alone financial projections for both Regional and Norwest compared with pro forma financial projections.

       In performing its analysis, Sheshunoff relied upon financial projections for Regional which were prepared and furnished by the management of Regional. Norwest's projections were prepared by Sheshunoff based on its review of publicly available information, discussions with the management of Norwest and a prior on-site due diligence review of Norwest. Regional and Norwest do not publicly disclose internal management projections of the type provided to Sheshunoff in connection with its review of the Consolidation. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

       In addition, Sheshunoff discussed with the management of Regional and Norwest the relative operations performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and each organization's performance within the industry. Sheshunoff compared the results of operation of Regional with the results of operation of a peer group comprised of all Colorado banks with total assets of $50 to $99 million (52 banks). Sheshunoff compared the results of operation of Norwest with the results of operation of a national peer group comprised of all bank holding companies with total assets of $10 billion and over (63 holding companies).

       Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables differ in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, assets quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

       Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by Sheshunoff to the net asset value method of valuation.

       Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the
                               ----
  "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets for comparative pricing determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and similar emphasis as the investment value as discussed below.

       Sheshunoff maintains substantial files concerning the prices paid for banking institutions nationwide. The database includes transactions involving Colorado banking organizations which sold in 1995 and over the past five years. The database provides comparable pricing and financial performance data for banking organizations sold or acquired. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Regional, Sheshunoff has considered the market approach and has evaluated price to equity and price to earnings multiples of Arizona, Colorado, New Mexico and Utah banking organizations that sold for 100% stock from January 1, 1994 through December 18, 1995. The following table provides the 10 banking organizations that sold for 100% stock in Arizona, Colorado, New Mexico and Utah from January 1, 1994 through December 18, 1995:

                                                             Purchase Price   Purchase Price    Purchase Price to
     Seller                     City           State          to Equity (x)   to Earnings (x)    Total Assets (%)
     First Denver Corp.         Denver           CO               1.87            14.97               11.35
     First American NB (1)      Chandler         AZ               1.69             9.75               11.26
     First Western Bncp         Moab             UT               2.28             9.81               26.69
     First Community Bksh       Fort Morgan      CO               1.93            13.63               11.61
     Goldenbanks of Colo (1)    Golden           CO               2.62            13.24               18.67
     Parker Bankshares (1)      Parker           CO               2.76             9.99               18.09
     OmniBancorp                Denver           CO               2.32            14.31               26.68
     Ken-Caryl Inv. Co. (1)     Littleton        CO               2.57            11.17               16.28
     American Republic (1)      Belen            NM               1.71            15.99               14.35
     Copper Bancshares (1)      Silver City      NM               1.32             7.90               12.36

                               WEIGHTED AVERAGES                  2.19X           13.20X              19.23%

  __________________
  (1)  Norwest was the purchaser in the transaction.

       Comparable Sales Multiples. Sheshunoff calculated an "Adjusted Book Value" of $434.74 per share based on Regional's November 30, 1995 equity and the average price to equity multiple of 2.19x for Arizona, Colorado, New Mexico and Utah banking organizations that sold for 100% stock from January 1, 1994 through December 18, 1995. Sheshunoff calculated an "Adjusted Earnings Value" of $555.85 per share based on Regional's estimated 1995 earnings and the average price to earnings multiple of 13.20x for Arizona, Colorado, New Mexico and Utah banking organizations that sold for 100% stock from January 1, 1994 through December 18, 1995. The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of Regional. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

       The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings, or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a banking company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value methods which were analyzed in connection with this transaction were the net present value analysis, the cash flow analysis and the return on investment analysis, which are discussed below:

       Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than ten years and the residual value of the earnings stream after ten years, assuming no earnings growth, and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on an analysis of the banking industry, the economic and competitive situations in Regional's market area, its current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" equaled $522.93 per share.

       Cash Flow Analysis. The cash flow method assumes the formation of a one-bank holding company with maximum leverage according to Federal Reserve System guidelines and analyzes the ability of the bank to retire holding company acquisition debt within a reasonable period of time maintaining adequate capital. Using this method Sheshunoff arrived at a value of $695.00 per share.

       Return on Investment Analysis. Return on investment analysis (ROI) also assumes the formation of a one-bank holding company using maximum regulatory leverage and analyzes the ten year ROI of a 33.33% equity investment at the transaction value of $480.79 per share for Regional compared to a liquidation at book value in the year 2005 and a sale at ten times projected earnings for the year 2005. This ROI analysis provides a benchmark for assessing the validity of the transaction value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is indirectly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI assuming liquidation at book value in 2005 equaled 11.15% and the ROI assuming sale at ten times projected earnings in 2005 equaled 19.26%.

       Transaction Value as a Percentage of Total Assets. Furthermore, a price level indicator, the transaction value as a percentage of total assets, may be used to confirm the validity of the transaction value. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of equity capital and earnings. In this instance, a transaction value of $480.79 per share results in a transaction value as a percentage of total assets of 20.32%.

       Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Sheshunoff's experience with majority block community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of majority block of the banking organization's stock. The net present value-to-transaction value ratio equals 108.76% for Regional. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

       Projected Impact on Regional Stockholders. Sheshunoff considered this transaction as a merger rather than a purchase. Consideration was given to the levels of book value and earnings per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. To justify the fairness of the transaction for Regional stockholders, it is important to project, based upon realistic projections of future performance, a positive impact for Regional stockholders. It is important to note that the appreciation/dilution analysis is one of the methods utilized by Sheshunoff. The projected appreciation/dilution analysis supports Sheshunoff's Opinion as to the fairness of the transaction to Regional's stockholders from a financial point of view. This analysis does not address future shareholder transactions involving Norwest stock after consummation of the transaction.

       Neither Regional nor Norwest imposed any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating the Opinion. In rendering the Opinion, Sheshunoff did not independently verify the asset quality and financial condition of Regional or Norwest, but instead relied upon the data provided by or on behalf of Regional and Norwest to be true and accurate in all material respects.

       For its services as independent financial analyst for the Consolidation, including the rendering of the Opinion, Regional has paid Sheshunoff aggregate fees of $18,000. Prior to being retained for this assignment, Sheshunoff provided professional services and products to Regional and Norwest. The revenues derived from such services and products were insignificant when compared to the firm's total gross revenues.

  CONSOLIDATION CONSIDERATION


       Except with respect to fractional shares as described below, if the Consolidation Agreement is approved and the Consolidation becomes effective, each share of Regional Common Stock outstanding immediately prior to the Effective Time of the Consolidation will be automatically converted into
  14.569 shares of Norwest Common Stock. Norwest will not issue any fractional shares of Norwest Common Stock in the Consolidation. Norwest will pay cash to each holder of Regional Common Stock who would otherwise be entitled to receive a fractional share of Norwest Common Stock. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the average closing price per share of Norwest Common Stock as reported on the consolidated tape of the NYSE over the five consecutive trading day period ending on the trading day immediately preceding the date of the Special Meeting.

  DISSENTERS' RIGHTS


       Title 12, Section 215, of the United States Code provides that any shareholder of either of the parties to a consolidation involving a national bank who objects to the proposed consolidation has the right to receive payment in cash of the value of such shareholder's shares as of the effective date of the consolidation, if and when the consolidation is consummated, subject to certain conditions. These conditions, in the case of a shareholder of Regional, are that: (i) the shareholder must vote against approval of the Consolidation at the Special Meeting or give notice in writing at, or prior to, the Special Meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (ii) the shareholder must, within 30 days after the effective date of the Consolidation, make a written request for payment to the surviving bank; and (iii) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder of Regional who votes against the Consolidation at the Special Meeting, or who gives notice in writing at, or prior to, the Special Meeting to the presiding officer that such shareholder dissents, will be notified in writing of the Effective Time of the Consolidation. Failure to comply with each of the foregoing conditions will result in the loss of the appraisal rights described herein.

       The value of the shares of any dissenting shareholder shall be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the board of directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the OCC, who shall cause a reappraisal to be made which shall be final and binding as to the value of such shares.
  If a shareholder dissents and, within 90 days from the Effective Time of the Consolidation, one or more of the appraisers is not selected as above provided for any reason, or the appraisers fail to determine the value of such shares, the OCC shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the surviving bank. The value of the shares ascertained shall be promptly paid to the dissenting shareholder by the surviving bank.

       The foregoing summary does not purport to be a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached hereto as Appendix C. Any shareholder of Regional who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of Section 215. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 215 ARE NOT FULLY AND PRECISELY SATISFIED.

       Attached hereto as Appendix D is a copy of Banking Circular 259 regarding the valuation methods used by the Comptroller to estimate the value of a bank's shares when the OCC is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized in Appendix
  D. EACH SHAREHOLDER OF REGIONAL SHOULD FULLY CONSIDER APPENDIX D BEFORE DECIDING WHETHER TO EXERCISE DISSENTERS' RIGHTS.

  SURRENDER OF CERTIFICATES


       Promptly following the Effective Time of the Consolidation, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest

  (the "Exchange Agent"), will mail to each holder of record of shares of Regional Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

       SHAREHOLDERS OF REGIONAL SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

       Upon surrender to the Exchange Agent of one or more certificates for Regional Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, if applicable, a check for the amount representing any fractional share (without interest). A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not due.

       All Norwest Common Stock issued pursuant to the Consolidation will be deemed issued as of the Effective Time of the Consolidation. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time of the Consolidation will be paid to the former shareholders of Regional entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of Regional Common Stock. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Consolidation and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Consolidation, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  CONDITIONS TO THE CONSOLIDATION


       The effectiveness of the Consolidation is subject to the satisfaction as of the Effective Time of the Consolidation or, if permissible under the Consolidation Agreement, waiver of a number of conditions.

       CONDITIONS TO THE OBLIGATIONS OF BOTH PARTIES. Conditions to the obligations of both parties to effect the Consolidation include but are not limited to the following: (i) the approval of the Consolidation Agreement by the requisite vote of Regional's shareholders; (ii) the receipt of all requisite regulatory approvals; and (iii) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining or otherwise prohibiting the transactions contemplated by the Consolidation Agreement.

       CONDITIONS TO THE OBLIGATION OF NORWEST. Conditions to the obligation of Norwest to effect the Consolidation include but are not limited to the following: (i) the total number of shares of Regional Common Stock (including phantom shares and other share equivalents) outstanding or subject to issuance upon exercise of any warrants, options, conversion rights, phantom shares or other common share equivalents shall not have exceeded 24,366 shares at any time from the date of the Consolidation Agreement until the Effective Time of the Consolidation; (ii) the receipt by Norwest of a certificate from Regional's chief executive officer and chief financial officer concerning the financial information of Regional included in this Proxy Statement-Prospectus;
  (iii) Regional shall not have sustained since December 31, 1994 any material loss or interference with their respective businesses from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance; (iv) the absence of any reasonable basis for any proceeding, claim or action seeking to impose or that could result in the imposition on Regional or any of its subsidiaries of any liability arising from the release of hazardous substances under any local, state, federal or foreign environmental statute, regulation or ordinance which has had or could reasonably be expected to have a material adverse effect on Regional and its subsidiaries taken as a whole; and (v) the absence, since September 30, 1995, of any change (other than changes in banking laws or regulations that affect the banking industry generally or changes in the general level of interest rates) or any circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of Regional. Under the terms of the Consolidation Agreement, the receipt by Norwest of an opinion of Regional's independent auditors that the Consolidation qualifies for pooling of interests accounting treatment is also a condition to Norwest's obligation to effect the Consolidation; however, Norwest intends to account for the Consolidation as a purchase and therefore anticipates waiving this condition.

       CONDITIONS TO THE OBLIGATION OF REGIONAL. Conditions to the obligation of Regional to effect the Consolidation include but are not limited to the following: (i) the receipt of an opinion of counsel to Regional at the Closing regarding certain federal income tax consequences of the Consolidation; and (ii) the receipt by the Regional Board of an opinion from Sheshunoff that the consideration to be received by Regional's shareholders in the Consolidation is fair from a financial point of view. See "THE CONSOLIDATION--Opinion of Regional's Financial Advisor" and "--Certain U.S. Federal Income Tax Consequences."

      For a complete description of all of the conditions to the obligations of the parties to effect the Consolidation, see Sections 6 and 7 of the Consolidation Agreement.

  REGULATORY APPROVALS


      The Consolidation is subject to prior approval by the Federal Reserve Board, the OCC and the state of Colorado. Norwest has filed an application with the Federal Reserve Board, the OCC and the state of Colorado requesting approval of the Consolidation; however, there can be no assurances that the necessary regulatory approvals will be obtained or as to the timing of or conditions placed on such approvals.

       The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Consolidation from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Consolidation.

       Norwest and Regional are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Consolidation to become effective other than those described above. The parties currently intend to seek to obtain any other approval and to take any other action that may be required to effect the Consolidation. There can be no assurance that any required approval or action can be obtained or taken prior to the Special Meeting. The receipt of all necessary regulatory approvals is a condition to effecting the Consolidation. See "--Conditions to the Consolidation" and "--Termination of the Consolidation Agreement."

  CONDUCT OF BUSINESS PENDING THE CONSOLIDATION


       BY REGIONAL. Regional is required to maintain its corporate existence in good standing, maintain the general character of its business and conduct its business in the ordinary and usual manner. In addition, without the prior written consent of Norwest, Regional shall not (i) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of the Consolidation Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $350,000; (ii) enter into any material agreement, contract or commitment exceeding $25,000 (other than banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Consolidation Agreement);
  (iii) make any investments except in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (iv) sell or otherwise dispose of any shares of its capital stock; (v) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business;
  (vi) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, provided that if the Effective Time of the Consolidation is after the record date for the regular cash dividend, if any, declared on Norwest Common Stock for the second quarter of 1996, Regional may declare and pay cash dividends on Regional Common Stock in an amount not to exceed, in the aggregate, the amount that would have been received by the holders of 355,000 shares of Norwest Common Stock between such record date and the Effective Time of the Consolidation; (vii) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Regional; or
  (viii) increase the compensation of any director, officer or executive employee of Regional other than pursuant to compensation plans and practices in effect as of the date of the Consolidation Agreement, provided that Regional may pay bonuses to its officers in January 1996 based on Regional's earnings for the year ended December 31, 1995 (if accrued no later than December 31, 1995) in an amount not to exceed, in the aggregate, $75,000.

       BY NORWEST. Norwest is required to conduct and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

       See Sections 4 and 5 of the Consolidation Agreement for additional restrictions on the conduct of the business of Regional and Norwest pending the Consolidation.

  NO SOLICITATION


       Regional has agreed under the Consolidation Agreement that neither it nor any of its directors, officers, representatives or agents, will directly or indirectly solicit, authorize the solicitation of or enter into any discussions with any third party concerning any offer or possible offer to (i) purchase (A) any shares of common stock, (B) any option or warrant to purchase shares of common stock,
  (C) any security convertible into shares of common stock or (D) any other equity security of Regional; (ii) make a tender or exchange offer for any shares of common stock or other equity security of Regional; (iii) purchase, lease or otherwise acquire the assets of Regional except in the ordinary course of business; or (iv) merge, consolidate or otherwise combine with Regional. If any third party makes an offer or inquiry to Regional concerning any of the foregoing, Regional is required to promptly disclose such offer or inquiry (including the terms thereof) to Norwest.

  CERTAIN ADDITIONAL AGREEMENTS


       REGIONAL.   Regional has also agreed under the Consolidation Agreement to (i) if requested by Norwest, terminate or amend, effective as of the Effective Time of the Consolidation, certain employee benefit plans of Regional and its subsidiaries; (ii) establish such additional accruals and reserves as may be necessary to conform Regional's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Regional's business after the Effective Time of the Consolidation and to provide for costs and expenses related to effecting the transactions contemplated by the Consolidation Agreement; (iii) obtain and deliver environmental assessment reports on certain properties; and (iv) obtain and deliver title commitments and boundary surveys for each of its bank facilities.

       NORWEST.    Norwest has agreed under the Consolidation Agreement to (i)
  take certain action with respect to the indemnification rights of the directors and officers of Regional; and (ii) for a period of up to 15 days prior to the Closing, permit Regional and its representatives to examine the books, records and properties of Norwest and to interview officers, employees and agents of Norwest. For more information concerning the obligations of Norwest with respect to the indemnification rights of Regional's directors and officers and certain other related matters, see "--Interests of Certain Persons in the Consolidation."

       For information concerning additional agreements and covenants of Regional and Norwest, see Sections 4 and 5 of the Consolidation Agreement.

  TERMINATION OF THE CONSOLIDATION AGREEMENT


      BY EITHER PARTY. The Consolidation Agreement may be terminated at any time prior to the Effective Time of the Consolidation (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Consolidation has not become effective by September 30, 1996, unless such failure of the Consolidation to become effective is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Consolidation Agreement; (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Consolidation Agreement; or (iv) by either party upon written notice to the other if a Takeover Proposal (as defined below) constitutes a Superior Proposal (as defined below), provided that Regional will not be permitted to terminate the Consolidation Agreement in the event of the situation described in this clause (iv) unless it has not breached certain restrictions against solicitation and it delivers to Norwest simultaneously with such notice a termination fee of

  $250,000. A "Takeover Proposal" means a bona fide proposal or offer by a person or entity to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Regional or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Regional. A "Superior Proposal" means a Takeover Proposal that the Regional Board shall determine in good faith, after taking into account the written advice of its outside legal counsel, that failure to accept such proposal or offer could reasonably be expected to violate its fiduciary duties under applicable law.

      BY NORWEST.   Norwest may terminate the Consolidation Agreement if (i) the
  Regional Board fails to recommend approval of the Consolidation Agreement or withdraws or modifies in a manner materially adverse to Norwest its approval or recommendation for approval of the Consolidation Agreement, or (ii) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to Regional or Regional's shareholders to engage in an Acquisition Event, the transactions contemplated by the Consolidation Agreement are not approved at the Special Meeting. An Acquisition Event means any of the following: (a) a merger, consolidation or similar transaction involving Regional or any successor to Regional, (b) a purchase, lease or other acquisition in one or a series of related transactions of assets of Regional representing 25% or more of the consolidated assets of Regional, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Regional in each case with or by a person or entity other than Norwest or an affiliate of Norwest. If the Consolidation Agreement is terminated by Norwest pursuant to either (i) or (ii) above, Regional will be required to pay Norwest a termination fee of $250,000 if prior to such termination or within 12 months thereafter (a) Regional or any successor to Regional shall have entered into an agreement to engage in an Acquisition Event or an Acquisition Event shall have occurred, or (b) the Regional Board shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that Regional's shareholders approve or accept any Acquisition Event.

      BY REGIONAL. Regional may also terminate the Consolidation Agreement within five business days after the Special Meeting if the Norwest Measurement Price is less than $25.

  AMENDMENT OF CONSOLIDATION AGREEMENT


       The Consolidation Agreement may be amended by the parties thereto, pursuant to action taken by their respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before or after approval of the Consolidation Agreement by Regional's shareholders, provided that, after the Consolidation Agreement is approved by Regional's shareholders, no amendment can be made to the Consolidation Agreement that changes in a manner materially adverse to Regional's shareholders the consideration to be received by Regional's shareholders in the Consolidation.

  WAIVER OF PERFORMANCE OF OBLIGATIONS


       Any of the parties to the Consolidation Agreement may, by a signed writing, give any consent, take any action with respect to the termination of the Consolidation Agreement or otherwise, or waive any of the inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Consolidation Agreement.

  EFFECT ON EMPLOYEE BENEFIT PLANS


       The Consolidation Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Regional shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Consolidation Agreement. The eligible employees of Regional shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Time of the Consolidation. Regional's employees will generally continue to participate in welfare and retirement plans maintained by Regional until entering Norwest's plans. Eligible Regional employees will receive credit for past service for the purpose of determining certain benefits under certain but not all of Norwest's benefit plans.

  INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION


       The directors and executive officers of Regional beneficially owned a total of 10,715 shares of Regional Common Stock (representing 43.98% of all outstanding shares of Regional Common Stock) on the Record Date. Pursuant to the Consolidation Agreement, the directors and executive officers will receive the same consideration for their shares of Regional Common Stock as the other shareholders of Regional.

       Certain members of Regional's management and the Regional Board have certain interests in the Consolidation that are in addition to their interest as stockholders of Regional generally. Pursuant to an agreement dated June 1, 1986, between Regional and Gary S. Ward (the "Employment Agreement"), Mr. Ward would be entitled to all accrued and unused vacation pay and three months gross salary if his employment is terminated for any reason other than performance. Regional is required to pay Mr. Ward any unused vacation pay if Mr. Ward terminates the contract for any reason. Under the terms of the Employment Agreement, salary and bonuses for Mr. Ward are reviewed annually by the Regional Board. The Employment Agreement is terminable by either party upon written notice subject to the above disclosed severance pay.

       Norwest will ensure that all rights to indemnification and all limitations of liability existing in favor of directors and officers of Regional in Regional's Articles of Association and Bylaws shall continue in full force and effect. In addition, for a period of three years after the Effective Time of the Consolidation, Norwest will use all reasonable efforts to cause all directors and officers of Regional to continue to be covered by Regional's directors and officers liability insurance policy at an annual cost not to exceed 125% of Regional's premium payment for Regional's currently policy.

  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES


       The following is a discussion of certain federal income tax consequences of the Consolidation that are generally applicable to Regional's shareholders. The discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a summary of certain principal federal income tax consequences of the Consolidation and does not purport to be a complete analysis or listing of the all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Consolidation Agreement.

      The parties expect the Consolidation to qualify as a reorganization under
  Section 368(a) of the Code. Except for cash received in lieu of a fractional share interest in Norwest Common Stock, holders of shares of Regional Common Stock will recognize no gain or loss on the receipt of Norwest Common Stock. The Consolidation's effectiveness is conditioned upon the receipt by Regional of a written opinion of GRA, Thompson, White & Co., P.C., Regional's independent auditors, substantially to the effect that, for U.S. federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Regional Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; and (iii) the basis of the Norwest Common Stock received by the shareholders of Regional will be the same as the basis of the Regional Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Regional will include the holding period of the Regional Common Stock, provided such shares of Regional Common Stock were held as a capital asset as of the Effective Time of the Consolidation.

       The opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement. The foregoing discussion is only a summary of the tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither Regional nor Norwest has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Consolidation.

       THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONSOLIDATION TO REGIONAL SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH REGIONAL SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

  RESALE OF NORWEST COMMON STOCK


       The shares of Norwest Common Stock issuable to shareholders of Regional upon the Consolidation becoming effective have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Regional or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of Regional who are deemed to be "affiliates" of Regional may be resold without registration as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Regional generally include individuals or entities that control, are controlled by or are under common control with, Regional and may include the executive officers and directors of Regional as well as certain principal shareholders of Regional. In the Consolidation Agreement, Regional has agreed to use its best efforts to cause each executive officer, director or shareholder who may reasonably be deemed an affiliate of Regional to represent to Norwest that such affiliate will not sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Consolidation except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Regional.

  STOCK EXCHANGE LISTING


       The Consolidation Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon the Consolidation becoming effective. The Consolidation's effectiveness is conditioned on the authorization for listing of such shares on the NYSE and CHX.

  ACCOUNTING TREATMENT


       Any provision of the Consolidation Agreement notwithstanding, management of Norwest anticipates that the Consolidation will be accounted for as a purchase under generally accepted accounting principles.

  EXPENSES


       Except as otherwise provided in the Consolidation Agreement, Norwest and Regional will each pay their own expenses in connection with the Consolidation, including fees and expenses of their respective independent auditors and counsel.

                        NORWEST CAPITAL STOCK AND RIGHTS
                        --------------------------------


       The following description of certain aspects of the capital stock of Norwest and certain rights of Norwest's stockholders is not intended to be complete and is qualified in its entirety by reference to Article FOURTH of the Norwest Certificate and other documents incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "COMPARISON OF RIGHTS OF HOLDERS OF REGIONAL CAPITAL STOCK AND NORWEST COMMON STOCK."

  GENERAL


       Norwest is authorized to issue a total of 509,000,000 shares of capital stock, consisting of 500,000,000 shares of Norwest Common Stock, 5,000,000 shares of preferred stock without par value ("Norwest Preferred Stock") and 4,000,000 shares of preference stock without par value ("Norwest Preference Stock"). As of December 31, 1995, Norwest had issued (i) 358,332,153 shares of Norwest Common Stock, of which 352,760,457 shares were outstanding and 5,571,696 shares were held as treasury shares, and (ii) 2,119,681 shares of Norwest Preferred Stock, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 980,000 shares of Cumulative Tracking Preferred Stock (of which 25,000 shares were held by a subsidiary of Norwest), 12,984 shares of ESOP Cumulative Convertible Preferred Stock and 24,572 shares of 1995 ESOP Cumulative Convertible Preferred Stock. On January 2, 1996, all of the outstanding shares of 10.24% Cumulative Preferred Stock and related depositary shares were redeemed at the $100 stated value. On February 27, 1996, Norwest issued 59,000 shares of its 1996 ESOP Cumulative Preferred Stock. Norwest had not issued any shares of Norwest Preference Stock as of the date of this Proxy Statement-Prospectus.

       Norwest's board of directors (the "Norwest Board") has designated 1,250,000 shares of Norwest Preferred Stock as Series A Junior Participating Preferred Stock (the "Norwest Junior Preferred Shares") and reserved the Norwest Junior Preferred Shares for issuance pursuant to a rights agreement dated November 22, 1988 between Norwest and Citibank, N.A., as the rights agent. See"--Rights Plan." Norwest had not issued any Norwest Junior Preferred Shares as of the date of this Proxy Statement-Prospectus.

  NORWEST COMMON STOCK


       Each share of Norwest Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. Holders of Norwest Common Stock do not have any cumulative voting rights. For that reason, holders of a majority of the shares of Norwest Common Stock entitled to vote in any election of directors of Norwest may elect all of the directors standing for election. Holders of Norwest Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Norwest Board out of funds legally available therefor, subject to (i) preferential dividend rights of all then outstanding shares of Norwest Preferred Stock and Norwest Preference Stock, (ii) certain legal restrictions on the ability of Norwest's banking and savings association subsidiaries to distribute funds to Norwest and (iii) such restrictions as may be imposed on Norwest from time to time pursuant to debt or credit facilities or otherwise. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST." Holders of Norwest Common Stock do not have any preemptive rights to purchase additional securities issued by Norwest or rights to convert their shares of Norwest Common Stock into other securities of Norwest. Upon the liquidation, dissolution or winding up of Norwest, subject to the prior rights of all then outstanding shares of Norwest Preferred Stock and Norwest Preference Stock, holders of Norwest Common Stock are entitled to receive ratably the assets of Norwest available after the payment of all debts and other liabilities. All outstanding shares of Norwest Common Stock are duly authorized, validly issued and nonassessable. Norwest Bank Minnesota, National Association, a subsidiary of Norwest, is the transfer agent and registrar for shares of Norwest Common Stock.

       Each share of Norwest Common Stock includes, and each share of Norwest Common Stock issued in the Consolidation will include, a right to purchase one four-hundredth of a Norwest Junior Preferred Share. See "--Rights Plan"

       The rights, preferences and privileges of holders of Norwest Common Stock are subject to, and may be adversely affected by, the rights of holders of Norwest Preferred Stock or Norwest Preference Stock. See "--Norwest Preferred Stock; Norwest Preference Stock."

  NORWEST PREFERRED STOCK; NORWEST PREFERENCE STOCK


       The Norwest Board is authorized to issue shares of Norwest Preferred Stock and Norwest Preference Stock in one or more series and to fix the relative rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, and the designation of any series and the number of shares constituting such series, all without any vote or other action on the part of stockholders; provided, however, that holders of Norwest Preference Stock will not be entitled to more than one vote per share. The Norwest Board may issue shares of Norwest Preferred Stock and Norwest Preference Stock at any time and from time to time without any vote or other action on the part of stockholders.

       The ability of the Norwest Board to issue shares of Norwest Preferred Stock or Norwest Preference Stock, although providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of Norwest. For a discussion of other provisions of the Norwest Certificate or Norwest Bylaws that may delay, deter or prevent a tender offer or other takeover attempt, see "--Rights Plan" below.

  RIGHTS PLAN


       Norwest has in effect a rights plan (the "Rights Plan") pursuant to which each share of Norwest Common Stock now outstanding, and each share of Norwest Common Stock to be issued in the Consolidation, have attached to it one Preferred Stock purchase right (a "Right") entitling the holder thereof to purchase one four-hundredth of a Norwest Junior Preferred Share at a price of $175.00, subject to customary antidilution adjustment. The Rights are not separable from, and trade automatically with, the shares of Norwest Common Stock to which they are attached. No separate certificates for the Rights will be issued. The Rights are exercisable only upon the occurrence of certain specified events as described below. All rights expire November 23, 1998, unless earlier exercised by the holders thereof or redeemed or extended by Norwest. Until exercised, the Rights in and of themselves do not confer any rights on their holders as stockholders of Norwest, including but not limited to the right to vote or receive dividends. Subject to certain limited exceptions, the Norwest Board may amend or otherwise modify the provisions of the Rights and the Rights Plan without any vote or other action on the part of the holders of the Rights.

       The Rights are exercisable only if a person or group acquires or announces an offer to acquire 25% or more (the "Triggering Percentage") of the outstanding shares of Norwest Common Stock. The Norwest Board may, without any vote or other action on the part of stockholders, reduce the Triggering Percentage to no less than 15% at any time prior to the Rights becoming exercisable. The Rights have certain additional rights that will be triggered upon the occurrence of specified events:

       (1) If a person or group acquires at least the Triggering Percentage of Norwest Common Stock, the Rights permit the holders thereof, other than such person or group, to acquire shares of Norwest Common Stock at 50% of such shares' market value at the time. This feature will not apply, however, if a person or group that owns less than the Triggering Percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding shares of Norwest Common Stock.

       (2) After a person or group acquires at least the Triggering Percentage of Norwest Common Stock but before such person or group acquires 50% of the outstanding shares of Norwest Common Stock, the Norwest Board may exchange each Right, other than Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

       (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit the holders thereof to purchase the stock of the acquiror at 50% of such shares' market value.

       Each Junior Preferred Share will have 400 votes, voting together with shares of Norwest Common Stock. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of a merger, consolidation or other transaction in which Norwest Common stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. In the event of liquidation of Norwest, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400 per share and will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. The Junior Preferred Shares will not be redeemable. The rights of the Junior Preferred Shares are protected by customary antidilution provisions.

       The Norwest Board may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price") at any time prior to the acquisition by a person or group of at least the Triggering Percentage of the outstanding shares of Norwest Common Stock. The Norwest Board may effect the redemption at such time, upon such terms and subject to such conditions as the Norwest Board in its sole discretion may deem necessary or advisable. Immediately upon redemption of the Rights, all rights of the holders thereof (including the right to exercise the Rights) will terminate except for the right to receive the Redemption Price.

       The operation of the Rights Plan may result in immediate substantial dilution to, or otherwise materially adversely affect, any person or group that acquires the Triggering Percentage of Norwest Common Stock or otherwise triggers a provision of the Rights Plan. For that reason, the existence of the Rights Plan may have the effect of delaying, deterring or preventing a takeover of Norwest.

  DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN


       Norwest has in effect a Dividend Reinvestment and Optional Cash Payment Plan that entitles participants to reinvest dividends on Norwest Common Stock held by them in additional shares of Norwest Common Stock and, subject to certain dollar limits, purchase additional shares of Norwest with voluntary cash payments. The price at which shares of Norwest Common Stock are purchased under the plan is equal to the fair market value of the Norwest Common Stock (as calculated in accordance with the provisions of the plan) at the time of purchase. All stockholders of Norwest (including former shareholders of Regional who receive shares of Norwest Common Stock in the Consolidation) are entitled to participate in the plan as currently in effect.

  SHARES REGISTERED UNDER THE SECURITIES ACT


       Pursuant to shelf registration statements filed with the Commission, Norwest has registered under the Securities Act an indeterminate number of securities (the "Shelf Securities"), which Norwest may issue as, among other securities, Norwest Preferred Stock or securities convertible into Norwest Common Stock or Norwest Preferred Stock. As of March 31, 1996, Norwest had available for issuance Shelf Securities having an aggregate initial public offering price of up to $1.35 billion. On March 15, 1996, Norwest filed a registration statement for an additional $5 billion of Shelf Securities. Approval by the Commission of this shelf registration statement is pending as of the date of this Proxy Statement-Prospectus. The Norwest Board may issue the Shelf Securities at any time and from time to time without any vote or other action on the part of stockholders.

       No prediction can be made as to the effect, if any, that future sales of shares of Norwest's capital stock will have on the market price of the Norwest Common Stock prevailing from time to time. Sales of substantial amounts of capital stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of Norwest Common Stock. Future sales of Norwest's capital stock may result in dilution to existing stockholders.

           COMPARISON OF RIGHTS OF HOLDERS OF REGIONAL CAPITAL STOCK
                            AND NORWEST COMMON STOCK


  GENERAL


       The rights of Regional's shareholders are currently governed by the National Bank Act and the Regional Articles and Regional Bylaws. If Regional's shareholders approve the Consolidation Agreement and the Consolidation becomes effective, shareholders of Regional will become stockholders of Norwest. For that reason, after the Effective Time of the Consolidation, their rights will be governed by the DGCL and the Norwest Certificate and Norwest Bylaws.

       The following is a comparison of certain rights of holders of Regional Common Stock and Regional Preferred Stock with the rights of holders of Norwest Common Stock. It is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the laws and documents discussed below. For additional information concerning the rights of holders of Norwest Common Stock, see "NORWEST CAPITAL STOCK AND RIGHTS."

  DIRECTORS


       REGIONAL.   The Regional Articles provide that the Regional Board shall consist of not less than five nor more than 25 persons, with the current number set at seven. The number of directors within the range set forth in the Regional Articles may be changed by resolution of a majority of the full Regional Board or by resolution of a majority of the shareholders at any annual or special meeting. Changes in the size of the range of the Regional Board may be made by an amendment to the Regional Articles which must be approved by a majority of the outstanding shares. The Regional Articles provide that at a meeting of shareholders called expressly to remove directors, any director may be removed by a vote of the shareholders. The Regional Articles provide for the filling of vacancies by a majority vote of the Regional Board.

       NORWEST.    The Norwest Bylaws provide for a board of directors
  consisting of not less than 10 nor more than 23 persons, each serving for a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 14. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on the Norwest Board may be filled by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors. See "NORWEST CAPITAL STOCK AND RIGHTS--Common Stock."

  AMENDMENT OF ARTICLES OF ASSOCIATION OR CERTIFICATE OF INCORPORATION AND
  BYLAWS


       REGIONAL.   The Regional Articles may be amended by the vote of the
  holders of a majority of the shares of Regional Common Stock. The Regional Bylaws may be amended by a majority vote of the shareholders of Regional. Subject to repeal or change by action of a majority of the shareholders, the Regional Board may amend the Regional Bylaws except for certain provisions relating to duties, term of office, reimbursement or indemnification of directors.

       NORWEST.    The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest Preferred Stock and Norwest Preference Stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's stockholders. See "NORWEST CAPITAL STOCK AND RIGHTS--Preferred Stock and Preference Stock."

  SHAREHOLDER OR STOCKHOLDER APPROVAL OF CONSOLIDATIONS AND ASSET SALES


       In addition to being subject to federal banking laws and the laws of Delaware, respectively, both Regional and Norwest, as a national banking association and a bank holding company, respectively, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

       REGIONAL.   Under federal law, a plan of consolidation involving Regional would require its adoption by a majority of the Regional Board, and ratification and confirmation by the affirmative vote of shareholders owning at least two-thirds of its capital stock outstanding. Except as described below, the affirmative vote of holders of two-thirds of the outstanding shares of Regional Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Regional or the sale, lease or exchange of all or substantially all of Regional's corporate assets. No vote of the shareholders is required, however, in connection with a merger in which Regional is the surviving corporation and (i) the agreement of merger does not amend in any respect the Regional Articles, (ii) each share of Regional capital stock outstanding immediately before the merger is to be an identical outstanding share of Regional capital stock after the merger, and (iii) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the shares issuable as a result of the merger, will not exceed by more than 20% the voting power of the total number of voting shares of Regional outstanding immediately before the merger.

       NORWEST.    Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (i) the agreement of merger does not amend in any respect the Norwest Certificate, (ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger, and (iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

  APPRAISAL RIGHTS


       REGIONAL. Shareholders of a national bank are entitled to dissent from, and receive payment of the fair value of their shares in the event of, a merger or consolidation with another national bank or state bank where the resulting entity will be a national bank. See the more detailed discussion under "THE CONSOLIDATION"--Dissenters' Rights."

       NORWEST. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the NYSE and the CHX and currently held by more than 2,000 stockholders. For these reasons, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

  SPECIAL MEETINGS


       REGIONAL. The Regional Articles provide that a special meeting of shareholders may be called by at least one third of the Regional Board or shareholders holding in the aggregate 25% or more of the outstanding shares entitled to vote at the meeting.

       NORWEST. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President or a majority of the Norwest Board. As such, holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

  ACTION WITHOUT A MEETING


       REGIONAL. The Regional Articles and Bylaws do not provide for shareholder action without a meeting.

       NORWEST. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

  LIMITATION OF DIRECTOR LIABILITY


       REGIONAL. Neither the Regional Articles nor the Regional Bylaws limit the liability of members of the Regional Board.

       NORWEST. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of the director's duty of loyalty to Norwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

  INDEMNIFICATION OF OFFICERS AND DIRECTORS


       REGIONAL. The Regional Articles require indemnification of directors, officers and employees to the fullest extent permitted by OCC regulations. Federal banking law provides for indemnification of directors, officers, employees and agents for expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action or suit which such director, officer, employee or agent is a party or potential party by reason of the performance of their official duties.

       NORWEST.    The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

       Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

       The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

  DIVIDENDS


       In addition to restrictions imposed under the National Bank Act and Delaware law, respectively, Norwest and Regional are subject to Federal Reserve Board and other regulatory policies regarding payment of dividends, which generally limit dividends to operating earnings. See "INFORMATION CONCERNING REGIONAL--Dividends" and "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

       REGIONAL. Regional is subject to various statutory restrictions on its ability to pay dividends. The payment of dividends by Regional is also limited by other factors such as requirements to maintain adequate capital above regulatory guidelines.

       NORWEST. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

  PROPOSAL OF BUSINESS, NOMINATION OF DIRECTOR


       REGIONAL. The Regional Articles generally provide that any shareholder desiring to make a nomination for the election of directors at a meeting of shareholders must submit written notice to Regional and the OCC at least 14 days but less than 50 days in advance of the meeting, together with certain information relating to the nomination. Failure to comply with these advance notice requirements will preclude such nominations from being considered at the meeting. However, if less than 21 days notice of the meeting is given, such written notice by the shareholder must be delivered not later than the 7th day following the day on which notice of the meeting was mailed to shareholders. The Regional Articles and Regional Bylaws do not provide for the submission of proposals for new business.

       NORWEST. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

                        INFORMATION CONCERNING REGIONAL

  GENERAL

       Regional is a national banking association which was initially chartered under the laws of Colorado in 1981 as the Regional Bank of Rifle. It became a national banking association in 1991 and changed its name to Regional Bank of Colorado, National Association in 1994. It conducts it business from three offices located Colorado. Regional is primarily engaged in attracting deposits from the general public and investing such deposits in real estate loans, consumer loans, construction loans and commercial loans. Regional also utilizes such deposits to invest in investment securities issued by the U.S. government and agencies thereof, and other investments permitted by applicable laws and regulations.

       Regional offers a full line of commercial banking services to its customers, including checking accounts, savings programs, night depository services, automated teller machines, NOW accounts, drive-up and walk-in teller facilities, and certificates of deposit. Regional is subject to extensive regulation, supervision and examination by the OCC, its principal regulator, and the FDIC, which insures its deposits. It is a member of the Federal Reserve Bank of Kansas City. At December 31, 1995, Regional had total assets of $58.0 million, total deposits of $52.9 million and stockholders' equity of $4.9 million.

  PROPERTIES

       The principal executive office of Regional is located at 1542 Railroad Avenue, Rifle, Colorado 81650. The telephone number at that address is (970) 625-3223. In addition, Regional conducts its business from two branch offices one of which is leased and one of which is owned.

  LEGAL PROCEEDINGS

       Regional is a defendant in a civil proceeding in the District Court of Garfield County, Colorado (Robert Loague, et al, v. Regional Bank of Rifle, et
                             ---------------------------------------------------
  al.).  Plaintiffs calim damages suffered from alleged negligent maintenance of
  ---
  a heating unit in residential housing owned by Regional at the time of the claimmed injury. Reginal has denied the essential elements of the claims, and the case is set for trial October 1, 1996 in Glenwood Springs, Colorado. Regional is insured against the primary claims up to $1,000,000 by St. Paul Fire and Marine Insurance Company. However, the outcome of jury trials is unpredictable and cannot be determined with certainty.

  MARKET INFORMATION

       There is presently no active trading market for Regional's Common Stock, although sale transactions occur from time to time. As of the Record Date, Regional had approximately ___ shareholders of record.

  DIVIDENDS

       During the two most recent fiscal years, Regional has made the following dividend payments:


          January 24, 1994                        $7.50 per share

            January 17, 1995               $8.00 per share
            July 18, 1995                  $3.00 per share

       The payment of dividends by Regional is subject to the applicable restrictions contained in the National Bank Act and the OCC's Interpretive Rulings. The National Bank Act provides that a national bank cannot pay dividends that would impair its capital or at a time when it has sustained losses which equal or exceed its undivided profits then on hand, and at a time in an amount greater than its net profits then on hand less its losses and bad debts. "Bad debts" mean all debts due to the national bank on which interest is past due and unpaid for a period of six months, unless such debts are well secured and in the process of collection. In addition, if, in the particular circumstances, the OCC determines that the payment of dividends would constitute an unsafe or unsound banking practice, the OCC may, among other things, issue a cease-and-desist order prohibiting the payment of dividends.

  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

       The following table sets forth information with respect to beneficial ownership of Regional Common Stock as of ___________, 1996 by: (i) all persons known to Regional to own beneficially more than five (5%) percent of Regional Common Stock; (ii) all directors of Regional; and (iii) all of Regional's officers and directors as a group.

           NAME AND ADDRESS              AMOUNT AND NATURE
         OF BENEFICIAL OWNER          OF BENEFICIAL OWNERSHIP  PERCENT OF CLASS
  Arthur L. & Margaret A. Jarboe           1,837                   7.54
  0506 294 Road
  Rifle, Colorado 81650

  John F. Scarpa                           1,937                   7.95
  Bayport One
  Verone Boulevard, Suite 400
  West Atlantic City, NJ 08232

  Advisory Director
  -----------------
  Sidney Azeez                             6,841                  28.08%
  Bayport One
  Verone Boulevard, Suite 400
  West Atlantic City, NJ 08232

  Directors and Executive Officers
  ----------------------------------

  Gary S. Ward                             1,508                   6.19
  P.O. Box 1123
  Rifle, Colorado 81660

  Donald L. Currie                           394                   1.62
  4926 331 Road
  Silt, Colorado 81652

  Walter M. George                           268                   1.10
  1110 Arnold Court
  Rifle, Colorado 81650

  Richard C. Jolley                          352                   1.45
  1288 245 Road
  New Castle, Colorado 81647

  Geraldine R. Newell                        259                   1.06
  P.O. Box 5
  Carbondale, Colorado 81623

  Harry Odgers                               967                   3.97
  315 Will Avenue
  Rifle, Colorado 81650

  John W. Savage, Jr.                         25                   0.10
  P.O. Box 1926
  Rifle, Colorado 81650

  All Directors and Executive             10,715                  43.98
  Officers as a Group (12 persons)

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following is management's discussion and analysis of Regional's results of operations for the years ended December 31, 1995 and 1994 and its financial condition as of December 31, 1995. The discussion is presented in order to provide a more complete understanding of Regional's financial statements and other selected financial data presented elsewhere herein.

       COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994. Regional's net income for 1995 totaled $980 thousand, an increase of $159 thousand or 19.4% over 1994 net income of $821 thousand. The increase was due to a $289 thousand increase in net interest income, a $134 thousand increase in other operating income and a $57 thousand decrease in income tax expense. These factors were offset by a $321 thousand increase in operating expenses. The increase in net interest income was caused by a $7.84 million increase in interest earning assets which exceeded a $6.54 million increase in interest bearing liabilities. This was partially offset by the increase in rates on interest bearing deposits which exceeded the increase in rates on interest earning assets.

       Regional's 1995 earnings performance produced a return on average stockholders' equity of 21.96% and a return on average assets of 1.82%. This compares to a return on average stockholders' equity of 21.64% and a return on average assets of 1.79% in 1994.

       NET INTEREST INCOME. On a tax-equivalent basis, net interest margin was 5.29% for the year ended December 31, 1995 as compared to 5.98% for the year ended December 31, 1994. The decrease in net interest margin is due to rates increasing on interest bearing deposits which exceeded the increase in rates on interest earning assets. The net yield on average interest-earning assets was 6.22% and 6.67%, respectively, for 1995 and 1994. Tax-equivalent interest income was $4.61 million for 1995 as compared to $3.68 million for the year ended December 31, 1994. The cost of average interest-bearing liabilities was 4.06% in 1995 compared to 2.89% for 1994.

       PROVISION FOR LOAN LOSSES. The quality of Regional's loan portfolio is monitored on an ongoing basis. Regional has written loan policies which help provide for consistent loan underwriting and the basis for prudent loan decisions. Credit decisions are based on the ability of the borrowers to repay the loan and the value and liquidity of underlying collateral. Loan officers are charged with the responsibility of reviewing existing loans on an ongoing basis, identifying potential problem credits and developing action plans to collect and reduce problem loans.

       The allowance for loan losses is established through a provision for loan losses charged to operations. The allowance is determined based on management's evaluation of the loan portfolio in light of economic conditions, changes in the nature and volume of the loan portfolio, loan loss experience of prior years, and other relevant factors. Management reviews the allowance on a monthly basis to determine whether additional provisions should be made to the allowance after considering the above factors.

       There can be no assurance that management will not decide to increase the allowance for loan losses or that regulators, when reviewing Regional's loan portfolios in the future, will not request Regional to increase such allowance, either of which could adversely affect bank earnings. Further, there can be no assurance that Regional's actual loan losses will not exceed its allowance for loan losses.

       Regional's provision for loan losses was $96 thousand for each of the years ended December 31, 1995 and 1994.

       OTHER INCOME AND OTHER EXPENSES. Regional's noninterest income is reflected in the other income section in the Statements of Income. Other income consists mainly of service charges on deposit accounts and service fees on checking accounts. Other income was $617 thousand in 1995, an increase of $134 thousand or 27.7% compared to $483 thousand for 1994. The increase in other income is due to increases in the number of deposit accounts subject to service charges during the two years ended December 31, 1995 and 1994.

       Other expenses for 1995 totaled $2.09 million for an increase of $321 thousand or 18.1% compared to 1994. Salaries and employee benefits, which represents 53.8% of total other expenses in 1995 increased $214 thousand or 23.4%. The expense increases reflect rapidly rising insurance costs related to employee benefits, annual cost-of-living increases to employees and additional staffing attributable to Regional's growth.

       CAPITAL RESOURCES. At December 31, 1995, stockholders' equity was $4.87 million, a $765 thousand or 18.6% increase over December 31, 1994 due to net income of $980 thousand, dividends paid of $268 thousand and a $53 thousand adjustment associated with the net unrealized gain in securities available for sale.

       Regional is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Regional's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Regional must meet specific capital guidelines that involve quantitative measures of Regional's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Regional's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require Regional to maintain minimum ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) of 8% and 4%, respectively, and of Tier I capital (as defined) to average assets (as defined) of 4%. As of December 31, 1995,

  Regional met all capital adequacy requirements to which it is subject. Regional's total capital to risk-weighted assets was 13.24%, Tier I capital to risk-weighted assets was 11.99% and the Tier I capital ratio was 8.42%.

       As of December 31, 1995, Regional was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Regional must maintain minimum total risk-based, Tier I risk-based, and Tier I capital ratios of 10%, 6% and 5%, respectively. There are no conditions or events since December 31, 1995 that management believes have changed the institution's category.

       EFFECTS OF INFLATION AND CHANGING PRICES. The primary impact of inflation on Regional's operations is increased asset yields, deposit costs and operating overhead. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent that prices of goods and services move, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets, and if significant, would require that equity capital increase at a faster rate than would otherwise be necessary.

       FUNDING SOURCES AND LIQUIDITY MANAGEMENT. One of the principal functions of asset/liability management is to provide for adequate liquidity. Liquidity is the ability to ensure that sufficient funds are available to satisfy contractual liabilities, to meet fluctuating loan demand and withdrawal requirements of depositors, and to meet other operating needs. Regional depends on its financial strength, asset quality, and the stability of its deposit base to ensure adequate liquidity. In the ordinary course of business, cash flows needed to meet liquidity requirements are generated from Regional's interest and fee income, repayment of loan balances, and the regularly scheduled maturities and cash flows of other earning assets. Regional is required to maintain average reserve balances with the Federal Reserve Bank or as cash on hand. As of December 31 1995, this reserve requirement was approximately $483,000.

                        SELECTED STATISTICAL DISCLOSURE
                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                 ---------------------------------------------


                                           YEAR ENDED DECEMBER
                                                   31,
                                        -----------------------
                                          1995          1994
For the period:

  Interest income                            $ 4,581    $ 3,658

  Interest expense                             1,547        913
                                        -------------- --------
            Net interest income                3,034      2,745

  Provision for credit losses                     96         96

  Other income                                   617        483

  Other expense                                2,091      1,770
                                        -------------- --------
            Income before income taxes         1,464      1,362

  Income tax expense                             484        541
                                        -------------- --------


            Net income                       $   980    $   821
                                        ============== ========

  Net income per share                        $40.22     $33.69


  Dividend declared per common share           11.00       7.50

At period end:

  Total assets                               $57,950    $49,637

  Total stockholders' equity                   4,869      4,104

                        SELECTED STATISTICAL DISCLOSURE
            DAILY AVERAGE BALANCE SHEET AND RELATED YIELDS AND RATES
                        THREE-YEAR SUMMARY OF OPERATIONS
                             (DOLLARS IN THOUSANDS)
                             ----------------------

                                                                   1995                                     1994
                                                        DAILY                                   DAILY
                                                       AVERAGE                   YIELD/        AVERAGE              YIELD/
                                                       BALANCE    INTEREST       RATE          BALANCE    INTEREST  RATE
ASSETS:
  Federal funds sold                                    $ 2,532     $  143       5.65%        $   968     $   35    3.62%
  Investment securities:
    Taxable                                               7,948        433       5.45           8,048        422    5.24
    Nontaxable (2)                                        1,206         92       7.63             819         63    7.69
  Loans (1) (2)                                          37,627      3,945      10.48          31,636      3,159    9.99
                                                        -------     ------                    -------     ------
    Total interest earning assets                        49,313      4,613       9.35          41,471      3,679    8.87
                                                                    ------                                ------
  Cash and due from banks                                 2,682                                 2,604
  Allowance for loan losses                                (510)                                 (443)
  Premises and equipment, net                             1,721                                 1,545
  Other assets                                              687                                   584
                                                        -------                               -------
      Total assets                                      $53,893                               $45,761
                                                        =======                               =======
LIABILITIES:
  Interest bearing deposits:
    Money market accounts                               $ 6,897        225       3.26         $ 7,691        220    2.86
    NOW accounts                                          8,161        157       1.92           8,405        161    1.91
    Savings accounts                                      4,876        130       2.67           4,667        115    2.46
    Time certificates under $100,000                     12,660        706       5.58           7,479        278    3.72
    Time certificates over $100,000                       5,514        328       5.95           3,259        134    4.11
    Federal funds purchased and other
        liabilities                                          25          1       4.00              89          5    5.62
                                                        -------     ------                    -------     ------
      Total interest bearing liabilities                 38,133      1,547       4.06          31,590        913    2.89
                                                                    ------                                ------
  Noninterest bearing deposits                           11,124                                10,293
  Accrued interest and other liabilities                    174                                    84
                                                        -------                               -------
      Total liabilities                                  49,431                                41,967
STOCKHOLDERS' EQUITY                                      4,462                                 3,794
                                                        -------                               -------
  Total liabilities and stockholders'
       equity                                           $53,893                               $45,761
                                                        =======                               =======
NET INTEREST INCOME                                                 $3,066                                $2,766
                                                                    ======                                ======
NET INTEREST MARGIN                                                              5.29%                              5.98%
                                                                                =====                               ====
NET YIELD ON INTEREST
 EARNING ASSETS                                                                  6.22%                              6.67%
                                                                                =====                               ====


(1) Loans are net of unearned discount. Nonaccrual loans are included in average amounts outstanding. Loan fees are included in interest income as follows: 1995 - $261, 1994 - $306.

(2) Interest income on tax exempt loans and securities includes the effect of taxable equivalent adjustments in adjusting interest to a fully taxable basis. A 34% tax rate was used.

                        SELECTED STATISTICAL DISCLOSURE
              CHANGES IN RATE AND VOLUME ON A TAX-EQUIVALENT BASIS
                             (DOLLARS IN THOUSANDS)
                             ----------------------

  The following table illustrates the changes in Regional's net interest income due to changes in volume and changes in interest rate on a full tax-equivalent basis.

                                                      1995 Compared with 1994
                                                     -------------------------
                                                              Yield/
                                                 Volume        Rate          Total
       INCREASE (DECREASE) IN:
         Interest income -
           Federal funds sold                     $  57         $  51        $ 108
           Taxable investment securities             (5)           16           11
           Nontaxable investment securities          30            (1)          29
           Loans                                    598           188          786
                                                  -----         -----        -----

       Total                                        680           254          934
                                                  -----         -----        -----

         Interest expense -
           Money market accounts                     23           (28)          (5)
           NOW accounts                               5            (1)           4
           Savings accounts                          (5)          (10)         (15)
           Time certificates of deposit under      (193)         (235)        (428)
            $100,000
           Time certificates of deposit             (93)         (101)        (194)
            $100,000 or more
           Federal funds purchased and other          3             1            4
            liabilities                           -----         -----        -----

       Total                                       (260)         (374)        (634)
                                                  -----         -----        -----

       INCREASE IN NET INTEREST INCOME            $ 420         $(120)       $ 300
                                                  =====         =====        =====


  The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each. Interest income on tax-exempt loans and securities includes the effect of taxable equivalent adjustments in adjusting interest to a fully taxable basis. A 34% tax rate was applied to both years.

                        SELECTED STATISTICAL DISCLOSURE
                                  INVESTMENTS
                            (DOLLARS IN THOUSANDS)
                            ----------------------

  The following table sets forth the book value of the securities in Regional's portfolio by type at the dates indicated.

                                                        DECEMBER 31,
                                              --------------------------------
                                                 1995              1994
           U.S. Treasury                            $ 4,248        $  3,037

           U.S. Agency                                5,452           3,490

           State and political subdivisions           1,627           1,105

           Mortgage-backed securities                   365             405

           Other                                        134             173
                                              -------------      ----------

           Total securities                         $11,826        $  8,210
                                              =============      ==========

                        SELECTED STATISTICAL DISCLOSURE
                                  INVESTMENTS
                             (DOLLARS IN THOUSANDS)
                             ----------------------

  The following table sets forth the book value, maturity and approximate yields of the securities in Regional's portfolio by type at December 31, 1995.

             TYPE AND MATURITY                         Yield       Amount
           U.S. Treasury:
             One year or less                          4.81%      $ 1,600
             Over one through five years               5.67         2,648
             Over five through ten years                  -             -
             Over ten years                               -             -
                                                    ---------    --------
                   Total                               5.35%      $ 4,248
                                                    =========    ========
           U.S. Agency:
             One year or less                          5.60%      $ 1,544
             Over one through five years               5.75         3,908
             Over five through ten years                  -             -
             Over ten years                               -             -
                                                    ---------    --------
                   Total                               5.71%      $ 5,452
                                                    =========    ========
           States and political subdivisions:
             One year or less                          6.33%      $   225
             Over one through five years               4.67         1,297
             Over five through ten years               5.56           105
             Over ten years                               -             -
                                                    ---------    --------
                   Total                               4.96%      $ 1,627
                                                    =========    ========
           Mortgage-backed securities:
             One year or less                             -%      $     -
             Over one through five years               8.23            36
             Over five through ten years               5.75           329
             Over ten years                               -             -
                                                    ---------    --------
                   Total                               5.99%      $   365
                                                    =========    ========
           Other:
             One year or less                          7.86%      $    32
             Over one through five years               8.03           102
             Over five through ten years                  -             -
             Over ten years                               -             -
                                                    ---------    --------
                   Total                               7.99%      $   134
                                                    =========    ========
           Total investments in securities:
             One year or less                          5.30%      $ 3,401
             Over one through five years               5.59         7,991
             Over five through ten years               5.70           434
             Over ten years                               -             -
                                                    ---------    --------
                   Total                               5.51%      $11,826
                                                    =========    ========

  Regional does not hold securities of any single issuer (other than the U.S. Government) that total more than 10% of stockholders' equity.

                        SELECTED STATISTICAL DISCLOSURE
                                     LOANS
                             (DOLLARS IN THOUSANDS)
                             ----------------------

  The table below sets forth the composition of Regional's loan portfolio at the dates indicated.

                                                1995              1994
                                          AMOUNT     %      AMOUNT      %
       Commercial and agricultural       $12,515    33.3%   $ 9,761    27.7%

       Installment and other              11,197    29.8      9,335    26.5

       Real estate - mortgage              9,651    25.7     10,197    28.9

       Real estate - construction          4,317    11.5      6,069    17.2

       Credit cards                          433     1.1        368     1.1
                                         -------   -----    -------   -----

       Total loans                        38,113   101.4     35,730   101.4

       Less allowance for loan losses       (528)   (1.4)      (486)   (1.4)
                                         -------   -----    -------   -----

       Loans, net                        $37,585   100.0%   $35,244   100.0%
                                         =======   =====    =======   =====

                        SELECTED STATISTICAL DISCLOSURE
        LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES AT
                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)
                             ----------------------

                                                                       MATURING
                                                 MATURING             AFTER ONE
                                                  IN ONE                YEAR             MATURING
                                                 YEAR OR               THROUGH          AFTER FIVE          TOTAL
                                                  LESS                FIVE YEARS          YEARS
Commercial and agricultural                       $ 5,888               $ 5,197           $ 1,430           $12,515

Installment and other                               2,300                 8,020               877            11,197

Real estate - mortgage                              2,758                 6,105               788             9,651

Real estate - construction                          3,218                 1,099                 -             4,317

Credit cards                                          433                     -                 -               433
                                                  -------               -------           -------           -------

                                                  $14,597               $20,421           $ 3,095           $38,113
                                                  =======               =======           =======           =======

                                                                       DUE IN           DUE AFTER
                                                                      ONE YEAR          ONE YEAR            TOTAL
Loans at fixed interest rates                                           $13,150           $22,391           $35,541

Loans at variable interest rates                                          1,447             1,125             2,572
                                                                        -------           -------           -------

                                                                        $14,597           $23,516           $38,113
                                                                        =======           =======           =======

                        SELECTED STATISTICAL DISCLOSURE
                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)
                             ----------------------

  The following table sets forth information concerning Regional's nonperforming assets as of the dates indicated.

                                                       DECEMBER 31,
                                                ----------------------
                                                   1995          1994
         Nonperforming loans:

          Nonaccrual loans                         $   4         $  29

          Accruing loans 90 days past due              3             -

          Restructured loans                           -             -
                                                 ---------    --------

         Total nonperforming loans                     7            29

         Other real estate owned                       -             -
                                                 ---------    --------

         Total nonperforming assets                $   7         $  29
                                                 =========    ========

         Allowance for loan losses                 $ 528         $ 486
                                                 =========    ========

  The loan portfolio is internally reviewed and classified by management based upon all available information. Loans with identified credit weaknesses are reviewed by Regional's Loan Committee monthly. If there is a serious doubt regarding a borrower's ability to comply with present loan repayment terms, the loan is immediately placed on nonaccrual. The accrual of interest income is generally discontinued when a loan becomes ninety days past due as to principal and interest.

  A loan is listed as past due if it is not listed as nonaccrual and the interest and/or principal is past due 90 days, regardless of the reason. Management considers the collectibility of these loans to be reasonably possible.

  Loans are renegotiated in some instances to provide a reduction or deferral of interest or principal because of a deterioration in the financial condition of a borrower. Once a loan is placed in this category, it remains until the terms are no longer more favorable than those of other customers.

                        SELECTED STATISTICAL DISCLOSURE
                                     LOANS
                             (DOLLARS IN THOUSANDS)
                             ----------------------

  The following table sets forth information regarding changes in Regional's allowance for loan losses for the periods indicated.

                                                                             YEARS ENDED DECEMBER 31,
                                                                          ---------------------------
                                                                          1995              1994
       Balance of allowance for loan losses at beginning of period          $    486       $     405
                                                                          -------------  -------------
       Charge-offs:
         Commercial, agricultural and other                                      (41)            (16)
         Installment                                                             (32)            (31)
         Real estate                                                               -               -
         Credit card                                                             (12)             (7)
                                                                          -------------  -------------

       Total charge-offs                                                         (85)            (54)
                                                                          -------------  -------------
       Recoveries:
         Commercial, agricultural and other                                       12              18
         Installment                                                              16              20
         Real estate                                                               -               -
         Credit card                                                               3               1
                                                                          -------------  -------------

       Total recoveries                                                           31              39
                                                                          -------------  -------------
       Net charge-offs                                                           (54)            (15)
       Provision charged to operations                                            96              96
       Transfer                                                                    -               -
                                                                          -------------  -------------
       Balance of allowance for loan losses at end of period               $     528       $     486

                                                                          =============  =============

       AS A PERCENT OF AVERAGE TOTAL LOANS
         Net charge-offs                                                         .14%            .05%
         Provision for possible loan losses                                      .26             .30
         Allowance for loan losses                                              1.40            1.54

       AS A PERCENT OF NONPERFORMING LOANS
         Allowance for loan losses                                          7,542.86        1,675.86

  The allowance for loan losses is established through a provision for loan losses charged to operations. The allowance is determined based on management's evaluation of the loan portfolio in light of economic conditions, changes in the nature and volume of the loan portfolio, loan loss experience of prior years, and other relevant factors. The provision for loan losses which is charged to operations is, therefore, based upon the size of the loan portfolio, the amount of loans charged off (net of recoveries), and upon management's estimation of potential future losses.

                        SELECTED STATISTICAL DISCLOSURE
                           ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)
                             ----------------------

  The following table sets forth the allowance for loan losses by loan category, based upon management's assessment of the risk associated with such categories, at the dates indicated and summarizes the percentage of gross loans in each category to total gross loans. Management does not specifically allocate a portion of the allowance for loan losses to individual loan categories. As a result, the allowance for loan losses has been apportioned among the separate loan categories based on the relative size of each portfolio.

                                                   1995                      1994
                                                              PERCENT OF                PERCENT OF
                                                                 LOANS                     LOANS
                                                                IN EACH                   IN EACH
                                                  AMOUNT        CATEGORY    AMOUNT        CATEGORY
                                                    OF          TO TOTAL      OF          TO TOTAL
                                                 ALLOWANCE       LOANS     ALLOWANCE       LOANS
          Commercial and agricultural                $ 173           33%       $ 133           27%

          Installment and other                        155           29          127           26

          Real estate - mortgage                       134           25          139           28

          Real estate - construction                    60           11           82           17

          Credit card                                    6            2            5            2
                                                     -----          ---        -----          ---

          Total                                      $ 528          100%       $ 486          100%
                                                     =====          ===        =====          ===

                        SELECTED STATISTICAL DISCLOSURE
                                    DEPOSITS
                                    --------

  At December 31, 1995, outstanding time certificates of deposit in excess of $100,000 totaled $5,774,000 with a maturity distribution as follows:

                    Under three months        $2,878,000
                    Three to six months        1,462,000
                    Six to twelve months         843,000
                    Over twelve months           591,000



                        SELECTED STATISTICAL DISCLOSURE
                          RETURN ON EQUITY AND ASSETS
                          ---------------------------

                                                 YEAR ENDED DECEMBER 31,
                                             --------------------------------
                                                            1995       1994
   Return on average assets                                1.82%      1.79%
   Return on average stockholders' equity                 21.96      21.64
   Average stockholders' equity to average                 8.28       8.29
    assets
   Dividend payment ratio                                 27.35      22.26


  REGULATION AND SUPERVISION


       GENERAL. Regional is a national banking association and its deposit accounts are insured up to applicable limits by the FDIC. Regional is subject to extensive regulation by the OCC, as its chartering agency, and the FDIC, as the deposit insurer. Regional is also a member of the Federal Reserve System and is subject to the regulations and rulings adopted by the Federal Reserve. Regional must file reports with the OCC and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approval prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. There are periodic examinations by the OCC and the FDIC to test Regional's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies. Any change in such regulation by the OCC, the FDIC or Congress could have a material adverse impact on Regional and its operations. Certain of the regulatory requirements applicable to Regional are referred to below.

       FEDERAL RESERVE SYSTEM. As a member of the Federal Reserve System, Regional is required to subscribe for stock in the Reserve Bank in an amount equal to 6% of paid-in capital stock and surplus, excluding undivided profits or retained earnings. One-half of this amount must be paid in full and one-half is subject to the call of the Reserve Bank.

       The Reserve Bank serves as a reserve or central bank for member banks within its assigned district. It performs services specifically for the benefit of member banks relating to custody of member bank reserves, issuance of Federal notes, discounts and advances for member banks, open-market transactions, fiscal services for the federal government and check clearing and other service functions for member banks.

       Under certain policies, member banks may borrow from the Reserve Bank at the then current federal discount rate, which is generally lower than market rates of interest. These are short-term loans, with maturities generally ranging from several days to several months. Member banks pledge government or government agency securities or certain types of loans to secure Reserve Bank advances. Federal Reserve regulations require banks to exhaust other reasonable alternative sources of credit before borrowing from the Reserve Bank.

       National banks, as members of the Federal Reserve System, are also subject to certain restrictions regarding securities activities, affiliations with securities firms, transactions with affiliates and loans to directors, officers and controlling persons.

       The Federal Reserve regulations require all depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $51.9 million or less (subject to adjustment by the Federal Reserve) and an initial reserve of $1.6 million plus 10% (subject to adjustment by the Federal Reserve between 8% and 14%) against that portion of total transaction accounts in excess of $51.9 million. The first $4.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. Regional is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, the effect of this reserve requirement is to reduce Regional's interest-earning assets.

       The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of continuing changes in regulations affecting commercial banks and other actions and proposed actions by the Federal government and its monetary and fiscal authorities, including proposed changes in the structure of banking in the United States and general economic conditions, no prediction can be made as to future changes in interest rates, credit availability, deposit levels, loan demand, or the overall performance of banks generally and of Regional in particular.

       INVESTMENTS. A national bank is subject to restrictions as to the type and amount of investments in which it may invest. A national bank is not authorized to invest in the stock of any corporation except as permitted by law. A national bank is authorized to invest in investment securities, under certain restrictions and limitations prescribed by the OCC; however, no investment of any one obligor may exceed 10% of the bank's unimpaired capital and unimpaired surplus. Investment securities consist of marketable obligations of any person or entity. A national bank may invest in, on an unlimited basis, the obligations of the United States, general obligations of any state or political subdivision thereof, obligations of the FNMA and certain other public or quasi-public agencies specified in the National Bank Act.

       REGULATORY CAPITAL REQUIREMENTS. Regional is subject to capital adequacy rules and guidelines issued by the OCC. These rules and guidelines require Regional to maintain certain minimum ratios of capital to adjusted total assets and/or risk-weighted assets. At December 31, 1995, Regional met all regulatory capital requirements.

       The OCC's capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4.0%, 5.0% or more. Under the OCC's regulation, the highest-rated banks are those that the OCC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System.

       A bank which has less than the minimum leverage capital requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit to the OCC for review and approval a reasonable plan describing the means and timing by which the bank shall achieve its minimum leverage capital requirement. A bank which fails to file such plan with the OCC is deemed to be operating in an unsafe and unsound manner, and could subject the bank to a cease-and-desist order from the OCC. The OCC's regulation also provides that any insured depository institution with a ratio of Tier I capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding thereunder solely on account of its capital ratios if it has entered into and is in compliance with a written agreement with the OCC to increase its Tier I leverage capital ratio to such level as the OCC deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The OCC's capital regulation also provides, among other things, for the issuance by the OCC or its designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital to restore its capital to the minimum leverage capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

       FDICIA requires, among other things, each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate-risk ("IRR"), concentration of credit risk, and the risks of nontraditional loans. Exposure to IRR is measured as the effect that a specified change in market interest rates would have on the net economic value of a bank. The change in an institution's net economic value is defined as the change in the present value of its assets minus the change in the present value of its liabilities plus the change in the present value of its off-balance-sheet positions. The banking agencies propose to measure an institution's exposure using either a supervisory model or the bank's own internal model. During each examination or at the request of the bank, the banking agency, under its sole discretion, will examine the bank's internal measure of interest rate risk to determine if it is acceptable to the agency using several specified criteria. Otherwise, the bank's measured exposure will be calculated under the supervisory model. The alternative methods for determining IRR consist of (i) the minimum capital standard approach, pursuant to which certain institutions would be required to hold capital to cover their excess exposure, which is defined as the aggregate dollar decline in the net economic value of the institution, as measured either by the supervisory or the internal bank model, that exceeds the proposed supervisory threshold of one percent of total assets and (ii) the risk assessment approach, pursuant to which the level of measured IRR would be just one of several factors that examiner would consider when determining a bank's IRR and the need for additional capital, which would be based on the examiner's judgment after taking into account guidance provided by the federal banking agencies.

       REAL ESTATE INVESTMENT. In addition to the authority to invest, either directly or through a subsidiary, in real estate that will be used in a national bank's present or future business, a national bank may invest in real estate, and construct improvements thereon, for the purpose of leasing the improvements for use by a municipality for public facilities, provided the lessee becomes the owner of the facility at the termination of the lease. A national bank may, through a service corporation and subject to the approval of the Federal Reserve, invest in real estate and lease such real estate, subject to certain conditions such as the term and rate of return, provided the lease is the functional equivalent of a loan.

       LOANS TO ONE BORROWER. A national bank may not extend credit to any one borrower, including affiliated parties, in an amount in excess of 15% of the bank's unimpaired capital and unimpaired surplus with an additional 15% for loans secured by readily marketable collateral. There are certain limited exceptions to this limitation for loans secured by qualifying collateral.

       DIVIDENDS. The payment of dividends on the common stock of a national bank is subject to the applicable restrictions contained in the National Bank Act and the OCC's Interpretive Rulings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST--Dividend Restrictions" for information concerning such restrictions.

       FDICIA. On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law. FDICIA contains significant provisions requiring the federal regulatory agencies to take "prompt corrective action" against undercapitalized financial institutions. Under FDICIA, financial institutions are assigned to one of the following five categories, depending upon the amount of their capital: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. For a more detailed discussion of the five capital tiers established by FDICIA, see "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST--Federal Deposit Insurance Corporation Improvement Act of 1991." Under applicable regulations, Regional is a well-capitalized institution as of the date of this Proxy Statement-Prospectus.

       EXAMINATION OF FINANCIAL INSTITUTIONS. FDICIA provides that if an insured depository institution receives a less than satisfactory examination rating for asset quality, management, earnings or liquidity, the examining agency may deem such financial institution to be engaging in an unsafe or unsound practice. The potential consequences of being found to have engaged in an unsafe or unsound practice are significant, because under FDICIA the appropriate federal regulatory agency may: (i) if the financial institution is well-capitalized, reclassify the financial institution as adequately capitalized; (ii) if the financial institution is adequately capitalized, take any of the prompt corrective actions authorized for undercapitalized financial institutions and impose restrictions on capital distributions and management fees; and (iii) if the financial institution is undercapitalized, take any of the prompt corrective actions authorized for significantly undercapitalized financial institutions.

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

       DEPOSIT INSURANCE AND ASSESSMENTS. The deposits of Regional are insured by the BIF administered by the FDIC, in general, to a maximum of $100,000 per insured depositor. Under FDICIA and FDIC regulations, Regional is required to pay annual assessments to the FDIC for deposit insurance. For more information concerning FDIC assessment rates, see "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST--FDIC Insurance."

       INTEREST RATES. The rate of interest a bank may charge on certain classes of loans is limited by state and federal law. At certain times in the past, these limitations, in conjunction with national monetary and fiscal policies that affect the interest rates paid by banks on deposits and borrowings, have resulted in reductions of net interest margins on certain classes of loans. Such circumstances may recur in the future, although the trend to recent federal and state legislation has been to eliminate restrictions on the rates of interest which may be charged on some types of loans and to allow maximum rates on other types of loans to be determined by market factors.

       In addition to limiting the rate of interest chargeable by banks on certain loans, federal law imposes additional restrictions on a national bank's lending activities. For example, under federal law the maximum amount that a national bank may lend to one borrower (and certain related entities of such borrower) generally is limited to 15% of the bank's unimpaired capital and unimpaired surplus, plus an additional 10% for loans fully secured by readily marketable collateral. These are certain exceptions to the general rule including loans fully secured by government securities or deposit accounts in Regional.

  OTHER REGULATORY LIMITATIONS


       The investments and activities of Regional are subject to substantial regulation by the OCC and the FDIC, including without limitation investments in subsidiaries, investments for their own account (including limitations on investments in junk bonds and equity securities), investments in loans, loans to officers, directors and affiliates, security requirements, truth-in-lending, community reinvestment, the types of interest bearing deposit accounts which they can offer, trust department operations, issuance of securities, branching and mergers and acquisitions.

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

                       CERTAIN REGULATORY CONSIDERATIONS
                             PERTAINING TO NORWEST

  GENERAL


       As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Under the BHCA, a bank holding company generally may not directly or indirectly acquire the ownership or control of more than 5% of the voting securities or all or substantially of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, a bank holding company is generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions. Various proposals are pending before Congress that would allow affiliations between a bank holding company and nonbank entities that are prohibited or restricted under current law. Whether Congress will adopt any of these proposals, and if so in what form, is not known at this time.

       Norwest's banking and savings association subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are primarily insured by the BIF; deposits attributable to certain of Norwest's savings associations are insured by the Savings Association Insurance Fund (the "SAIF"). For that reason, such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  DIVIDEND RESTRICTIONS


       Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans that are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of December 31, 1995, aggregate dividends of at least $274.1 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

       If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  HOLDING COMPANY STRUCTURE


       Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. For that reason, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

       Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

       The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

       A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

       Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole stockholder of most of its subsidiary banks, is subject to such provisions.

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

  ACQUISITIONS


       Effective September 29, 1995, under the provisions of the Reigle-Neal Interstate Banking and Branching Act of 1994 (the "Reigle-Neal Act"), Norwest's banking subsidiaries are permitted to acquire banks located in any state in which the acquiring subsidiary bank is located (an intrastate merger). Effective June 1, 1997, Norwest's banking subsidiaries will be permitted to acquire a bank located in a state other than the state in which the acquiring subsidiary bank is located (an interstate merger) through merger, consolidation or purchase of assets and assumption of liabilities, unless the state in which either of the banks is located has opted out of the interstate banking provisions of the Reigle-Neal Act. An interstate merger may occur before June 1, 1997 if the states in which the merging banks are located have enacted a law authorizing interstate bank mergers.

       All of Norwest's acquisitions of banking institutions and other companies are subject to the prior approval of the Federal Reserve Board and any applicable federal or state regulatory authorities. In addition, under the provisions of the Reigle-Neal Act, bank mergers are subject to deposit concentration limits of 10% nationwide and 30% in any one state.

  CAPITAL REQUIREMENTS


       Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. The risk-based guidelines also specify that all intangibles, including core deposit intangibles, as well as mortgage servicing rights ("MSRs") and purchased credit card relationships ("PCCRs"), be deducted from Tier 1 capital. The guidelines, however, grandfather identifiable assets (other than MSRs and PCCRs) acquired on or before February 19, 1992 and permit the inclusion of readily marketable MSRs and PCCRs in Tier 1 capital to the extent that (i) MSRs and PCCRs do not collectively exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, MSRs and PCCRs each are included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly) and (ii) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations. In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies that are substantially similar to the foregoing. At December 31, 1995, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.11% and 10.18%, respectively, and Norwest's leverage ratio was 5.65%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

       As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a rule that would establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. Norwest does not believe that these recent proposals and revisions to the capital guidelines will materially impact its operations.

  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991


       In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions insured by the FDIC that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6% and a risk-adjusted total capital ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

       FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan.
  The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

       Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

       FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rules implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards, and compensation standards. The impact of such standards on Norwest has not yet been fully determined, but management does not believe it will be material.

       FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

       Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At December 31, 1995 all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

  FDIC INSURANCE


     Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assessment rate ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

       Deposits insured by the SAIF held by Norwest's bank subsidiaries as a result of savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the consolidation or merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. Management of Norwest does not anticipate that the impact of the proposed legislation will be material to Norwest; however, to provide for such a special assessment when and if imposed, Norwest has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums.

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

                                    EXPERTS
                                    -------


       The consolidated financial statements of Norwest and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, incorporated herein by reference to Norwest's Annual Report for the year ended December 31, 1995, have been so incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

       The financial statements of Regional as of December 31, 1995 have been included in this Proxy Statement-Prospectus in reliance upon the report of GRA, Thompson, White & Co., P.C., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. GRA, Thompson, White & Co., P.C. will also pass upon certain tax consequences of the Consolidation to Regional's shareholders.

                                 LEGAL OPINIONS
                                 --------------


       A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Consolidation Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At December 31, 1995, Mr. Stroup was the beneficial owner of 107,753 shares and held options to acquire 247,410 additional shares of Norwest Common Stock.

                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION


       Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated in this Proxy Statement-Prospectus by reference. "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of Regional desiring copies of such documents may contact Norwest at the addresses or phone numbers indicated under "AVAILABLE INFORMATION" above.

               [LETTERHEAD OF GRA, THOMPSON, WHITE & CO., P.C.]


                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
Regional Bank of Colorado, N.A.
Rifle, Colorado

We have audited the accompanying balance sheet of Regional Bank of Colorado, N.A., as of December 31, 1995, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regional Bank of Colorado, N.A. at December 31, 1995, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ GRA, THOMPSON, WHITE & CO., P.C.

Englewood, Colorado
January 12, 1996

                        REGIONAL BANK OF COLORADO, N.A.

                                 BALANCE SHEET
                               DECEMBER 31, 1995

ASSETS

Cash and due from banks                              $ 4,008,880
Federal funds sold                                     1,905,000
                                                     -----------
        Total cash and cash equivalents                5,913,880
                                                     -----------
Interest-bearing deposits with banks                       7,447
Securities held to maturity                           10,027,022
Securities available for sale                          1,798,535
Restricted equity securities                             215,150
Loans, net                                            37,584,840
Premises and equipment, net                            1,763,571
Accrued interest receivable                              530,959
Other assets                                             108,872
                                                     -----------
                                                     $57,950,276
                                                     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits                                           $52,882,100
  Accrued interest payable                                89,311
  Other liabilities                                      109,967
                                                     -----------
        Total liabilities                             53,081,378
                                                     -----------
Stockholders' equity
  Common stock, $20 par value;
    27,000 shares authorized;
    24,366 shares issued and outstanding                 487,320
  Capital surplus                                        487,320
  Retained earnings                                    3,907,541
  Net unrealized loss on securities
    available for sale                                   (13,283)
                                                     -----------
        Total stockholders' equity                     4,868,898
                                                     -----------

                                                     $57,950,276
                                                     ===========

                  The accompanying notes are an integral part
                         of these financial statements

                        REGIONAL BANK OF COLORADO, N.A.

                              STATEMENTS OF INCOME

                                                 DECEMBER 31,
                                            -----------------------
                                               1995         1994
                                                        (Unaudited)
                                            -----------------------
Interest income:
  Loans, including fees                     $3,944,590   $3,158,926
  Federal funds sold                           143,461       35,285
  Investment securities                        493,270      463,957
                                            -----------------------
    Total interest income                    4,581,321    3,658,168
                                            -----------------------
Interest expense:
  Deposits                                   1,546,217      908,676
  Other                                            926        4,530
                                            -----------------------
    Total interest expense                   1,547,143      913,206
                                            -----------------------
Net interest income                          3,034,178    2,744,962

Provision for loan losses                       96,000       96,000
                                            -----------------------
Net interest income after provision for
  loan losses                                2,938,178    2,648,962
                                            -----------------------
Other income:
  Service charges                              550,418      441,476
  Other operating income                        66,127       41,206
                                            -----------------------
    Total other income                         616,545      482,682
                                            -----------------------
Other expenses:
  Compensation and benefits                  1,125,692      911,921
  Occupancy expense                            287,306      239,985
  Federal Deposit Insurance premium             57,503       83,577
  Other operating expenses                     620,312      534,433
                                            -----------------------
    Total other expenses                     2,090,813    1,769,916
                                            -----------------------
Income before income taxes                   1,463,910    1,361,723

Income tax expense                             483,799      540,723
                                            -----------------------
    Net Income                              $  980,111   $  821,005
                                            =======================


                  The accompanying notes are an integral part
                         of these financial statements

                        REGIONAL BANK OF COLORADO, N.A.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                              NET
                                                                           UNREALIZED
                                                                           GAIN (LOSS)
                                                                          ON SECURITIES        TOTAL
                                      COMMON    CAPITAL     RETAINED      AVAILABLE FOR     STOCKHOLDERS'
                                      STOCK     SURPLUS     EARNINGS          SALE             EQUITY
                                     ------------------------------------------------------------------
Balance, December 31, 1993           $487,320   $487,320   $2,557,196        $      -        $3,531,836
  Net income (unaudited)                    -          -      821,005               -           821,005
  Dividends - $7.50 per share
    (unaudited)                             -          -     (182,745)              -          (182,745)
  Initial adoption of SFAS
    No. 115 (unaudited)                     -          -            -          27,289            27,289
  Net change in unrealized gain
    (loss) on securities
    available for sale
    (unaudited)                             -          -            -         (93,100)          (93,100)
                                     ------------------------------------------------------------------
Balance, December 31, 1994
  (unaudited)                         487,320    487,320    3,195,456         (65,811)        4,104,285
  Net income                                -          -      980,111               -           980,111
  Dividends - $11.00 per share              -          -     (268,026)              -          (268,026)
  Net change in unrealized gain
    (loss) on securities
    available for sale                      -          -            -          52,528            52,528
                                     ------------------------------------------------------------------
Balance, December 31, 1995           $487,320   $487,320   $3,907,541        $(13,283)       $4,868,898
                                     ==================================================================

                  The accompanying notes are an integral part
                         of these financial statements

                        REGIONAL BANK OF COLORADO, N.A.

                            STATEMENTS OF CASH FLOWS

                                                         DECEMBER 31,
                                                  -------------------------
                                                     1995          1994
                                                                (Unaudited)
                                                  -------------------------
OPERATING ACTIVITIES
  Net income                                      $   980,111   $   821,005
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                   145,902       121,005
      Provision for loan losses                        96,000        96,000
      Net loss on sale of investment securities             -         2,458
      Net loss on sale and disposals of fixed
        assets                                          3,877             -
      Net amortization of premiums and discounts
        on investment securities                       (8,547)        6,980
      Change in:
        Accrued interest receivable                  (151,072)      (64,088)
        Other assets                                    3,990        87,027
        Accrued interest payable and other
          liabilities                                  63,549       (75,289)
                                                  -------------------------
  Net cash provided by operating activities         1,133,810       995,098
                                                  -------------------------

INVESTING ACTIVITIES
  Net decrease in interest-bearing deposits            92,553       198,000
  Purchases of investment
    securities held to maturity                    (7,180,043)   (1,622,171)
  Purchases of investment
    securities available for sale                           -      (538,252)
  Proceeds from sales, maturities
    and paydowns of investment
    securities held to maturity                     2,755,834     1,699,965
  Proceeds from sales, maturities
    and paydowns of investment
    securities available for sale                     900,000       552,354
  Purchase of restricted equity securities           (150,900)            -
  Net increase in loans                            (2,436,746)   (9,633,144)
  Acquisitions of premises and equipment             (227,486)     (265,104)
  Proceeds from sale of premises
    and equipment                                       9,250             -
                                                  -------------------------
  Net cash used in investing activities           $(6,237,538)  $(9,608,352)
                                                  -------------------------


                  The accompanying notes are an integral part
                         of these financial statements

                        REGIONAL BANK OF COLORADO, N.A.

                                                 DECEMBER 31,
                                           ------------------------
                                              1995          1994
                                                        (Unaudited)
                                           ------------------------
FINANCING ACTIVITIES
  Increase in deposits                     $7,445,708   $ 7,183,449
  Dividends paid                             (268,026)     (182,745)
                                           ------------------------
  Net cash provided by
    financing activities                    7,177,682     7,000,704
                                           ------------------------
Net increase (decrease) in cash
  and cash equivalents                      2,073,954    (1,612,550)

Cash and cash equivalents,
  beginning of period                       3,839,926     5,452,476
                                           ------------------------
Cash and cash equivalents,
  end of period                            $5,913,880   $ 3,839,926
                                           ========================

Supplemental disclosure of cash
  flow information:

  Interest paid                            $1,513,307   $   894,960

  Income taxes paid                           582,240       534,056

Supplemental schedule of noncash
  investing activities:

  Designation of investment securities as
    available for sale at adoption of
    SFAS No. 115                                    -     2,767,055

  Equity adjustment for net unrealized
    loss in securities available for sale      52,528       (93,100)

                  The accompanying notes are an integral part
                         of these financial statements

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND 1994 (UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   a. NATURE OF OPERATIONS

         Regional Bank of Colorado, N.A. "Bank" operates under a national bank charter and provides full banking services. The Bank is subject to regulation by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The area served by Regional Bank of Colorado, N.A. is the western region of Colorado and services are provided at its main office in Rifle, Colorado and its branch offices in Parachute and Carbondale, Colorado.

   b. ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   c. CASH EQUIVALENTS

         Cash equivalents include noninterest bearing deposits, amounts due from banks and Federal funds sold.

   d. INVESTMENT SECURITIES

         Prior to January 1, 1994, all investment securities were stated at cost, adjusted for amortization of premiums or accretion of discounts and permanent declines in market value. Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities which requires that investments be classified in three categories and accounted for as follows: held to maturity securities reported at amortized cost, trading securities reported at fair value, with unrealized gains and losses included in earnings, and available for sale securities reported at fair value, with unrealized gains and losses shown as a separate component of stockholders' equity.

         Restricted equity securities are reported at the lower of cost or estimated fair value.

         Gains and losses on sales of securities are determined on a specific identification method.

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND 1994 (UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   e. LOANS

         Loans are stated at outstanding principal balances. Interest income on loans is credited to operations based on the principal amount outstanding.

         Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful.

         Interest income is recognized on the accrual method. The accrual of interest is reduced or discontinued if collectibility of such is considered doubtful, and all previously accrued but unpaid interest is reversed at that time.

   f. ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrower's ability to pay.

   g. PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods based on the estimated useful lives of the related assets.

   h. INCOME TAXES

         The Bank accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Amounts provided for income taxes are based on income reported for financial statement purposes at current tax rates after excluding non-taxable income such as interest on municipal securities. Such amounts include deferred income taxes which result from temporary differences in the recognition of income and expenses in different accounting periods for tax and financial reporting purposes. These deferred taxes are computed using the asset and liability method as prescribed by SFAS No. 109.

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND 1994 (UNAUDITED)

2. INVESTMENT SECURITIES

   The amortized cost and estimated fair value of investments in debt securities at December 31, 1995 are as follows:

                                             GROSS        GROSS     ESTIMATED
                              AMORTIZED    UNREALIZED  UNREALIZED     FAIR
                                 COST        GAINS       LOSSES       VALUE
                              --------------------------------------------------
HELD TO MATURITY:

U.S. Treasury securities      $ 2,449,339     $31,601    $           $ 2,480,940
U.S. Agency securities          5,452,088      25,061           -      5,468,123
Obligations of states and                                  (9,026)
  political subdivisions        1,626,762      23,465                  1,648,281
Mortgage-backed                                            (1,946)
  securities                      365,121       2,018                    367,139
Other                             133,712       3,839           -        137,551
                              --------------------------------------------------
  Totals                      $10,027,022     $85,984    $(10,972)   $10,102,034
                              ==================================================
AVAILABLE FOR SALE:

U.S. Treasury securities      $ 1,820,311     $   675    $(22,451)   $ 1,798,535
                              ==================================================

   The book value and estimated fair value of investments in restricted equity securities at December 31, 1995 amounted to $215,150.

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND 1994 (UNAUDITED)



2. INVESTMENT SECURITIES (CONTINUED)

   The amortized cost and estimated market value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                              AVAILABLE FOR SALE            HELD TO MATURITY
                            ----------------------    -----------------------------
                                         ESTIMATED                    ESTIMATED
                            AMORTIZED      FAIR       AMORTIZED          FAIR
                              COST         VALUE         COST           VALUE
                            ----------------------    -----------------------------
Due in one year or less     $1,202,000   $1,190,233   $ 2,171,726       $ 2,175,309

Due after one year
  through five years           618,311      608,302     7,153,320         7,213,600

Due after five years
  through ten years                  -            -       206,522           216,602

Due after ten years                  -            -       130,333           129,384
                            -------------------------------------------------------
                             1,820,311    1,798,535     9,661,901         9,734,895
Mortgage-backed
  securities                         -            -       365,121           367,139
                            -------------------------------------------------------
                            $1,820,311   $1,798,535   $10,027,022       $10,102,034
                            =======================================================

   At December 31, 1995, investment securities with carrying values aggregating approximately $5,928,000, and market values of approximately $5,963,000 were pledged as collateral on public funds on deposit and for other purposes required by law or written agreement.

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND 1994 (UNAUDITED)



3. LOANS AND ALLOWANCE FOR LOAN LOSSES

   The carrying amounts at December 31, 1995, by category consisted of the following:

      Loans:
        Commercial and agricultural     $12,514,725
        Installment and other            11,197,033
        Real Estate - mortgage            9,651,046
        Real Estate - construction        4,316,772
        Credit cards                        432,793
                                        -----------
                                         38,112,369
      Allowance for loan losses            (527,529)
                                        -----------
          Net loans                     $37,584,840
                                        ===========

   An analysis of the changes in the allowance for loan losses follows:


                                             1995
                                           --------
      Balance at beginning of year         $485,929
      Provision credited to income           96,000
      Loan recoveries                        30,619
      Loan charge-offs                      (85,019)
      Transfer                                    -
                                           --------
      Balance at end of year               $527,529
                                           ========

   All floating rate loans reprice at least quarterly and total approximately $1,971,000 at December 31, 1995.

   The aggregate amount of loans on which the accrual of interest had been reduced or discontinued amounted to approximately $4,000 and $29,000 at December 31, 1995 and 1994, respectively.

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND 1994 (UNAUDITED)



4. BANK PREMISES AND EQUIPMENT

   A summary of bank premises and equipment at December 31, 1995 follows:

      Land                                          $   231,990
      Buildings and improvements                      1,290,976
      Furniture, fixtures and equipment                 855,936
      Bank automobiles                                   14,276
                                                    -----------
                                                      2,393,178
      Accumulated depreciation                         (629,607)
                                                    -----------
                                                    $ 1,763,571
                                                    ===========

5. DEPOSITS

   Deposits as of December 31, 1995 are summarized as follows:

         Demand:
           Noninterest-bearing                      $12,576,362
                                                    -----------
           Interest-bearing:
             NOW                                      8,102,380
             Money market                             6,924,742
                                                    -----------
                                                     15,027,122
                                                    -----------
         Savings                                      5,098,143
         Time                                        20,180,473
                                                    -----------
                                                    $52,882,100
                                                    ===========

   Time deposits include certificates of deposit of $100,000 and over totaling approximately $5,774,000 as of December 31, 1995. Interest expense on these accounts totaled approximately $328,000 for 1995.

   Remaining maturities of time deposits at December 31, 1995 are as follows:



      Less than one year            $17,338,773
      One to three years              2,841,700
                                    -----------
                                    $20,180,473
                                    ===========

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1995 AND 1994 (UNAUDITED)



6.    INCOME TAXES
      Income tax expense is summarized as follows:

                                                    1995         1994
                                                             (unaudited)
                                                  ---------------------
            Current tax expense:
               Federal                            $458,380     $442,430
               State                                50,024       44,423
                                                  ---------------------
                  Total current expense            508,404      486,853

            Deferred tax expense:
               Federal                             (22,270)      49,031
               State                                (2,335)       4,839
                                                  ---------------------
                  Total deferred expense           (24,605)      53,870
                                                  ---------------------
                  Total income tax expense        $483,799     $540,723
                                                  =====================

The sources of temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1995, are summarized as follows:

                                                        DEFERRED   DEFERRED
                                                          TAX         TAX
                                                          ASSET    LIABILITIES
                                                        ----------------------
          Difference between tax basis and book
            basis of accrual items                      $      -     $168,300
          Depreciation                                         -       79,800
          Excess book provision for loan losses
            over tax provision                           179,900            -
          Unrealized loss on investments
            available for sale                             8,500            -
          Other                                           19,475            -
                                                        ---------------------
                                                         207,875      248,100
                                                        ---------------------
               Net deferred tax liability                            $ 40,225
                                                                     ========


                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1995 AND 1994 (UNAUDITED)




6.   INCOME TAXES (CONTINUED)

     A reconciliation of expected federal tax expense to actual tax expense is summarized as follows (dollars in thousands):

                                                    1995             1994
                                            ----------------------------------
                                                AMOUNT     %    AMOUNT     %
                                            ----------------------------------
          Expected federal tax expense            $498   34.0     $463   34.0

          State taxes net of federal benefit        36    2.5       36    2.6

          Tax-exempt interest                      (20)  (1.4)     (11)  (0.8)

          Other                                    (30)  (2.1)      53    3.9
                                            ----------------------------------
               Total                              $484   33.0%    $541   39.7%
                                            ==================================


7.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     Financial instruments which represent off-balance-sheet credit risk consist of open commitments to extend credit in the normal course of business which are not reflected in the accompanying financial statements.

     At December 31, 1995, open commitments to extend credit and letters of credit amounted to approximately $5,639,000. Such agreements require the Bank to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained (if deemed necessary by the Bank upon extension of credit) is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.


8.   BUSINESS AND CREDIT CONCENTRATIONS

     Most of the Bank's business activity is with customers located within Garfield County, Colorado and contiguous counties. Credit risk is therefore dependent primarily upon economic conditions in Western Colorado. However, the loans have been granted to a wide variety of borrowers and management does not believe that any significant concentrations of credit exist with respect to groups of borrowers that would be similarly affected by changes in economic or other conditions. Concentrations of credit by type of loan are set forth in Note 3.

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1995 AND 1994 (UNAUDITED)


9.   LEASE COMMITMENTS

     Rental expense related to premises and equipment amounted to approximately $13,000 and $8,000 for the years ended December 31, 1995 and 1994, respectively. The Bank is obligated under a noncancellable operating lease agreement which ends August 31, 1997. Future minimum rental payments of the operating lease at December 31, 1995 are as follows:

                                      YEAR ENDING
                                      DECEMBER 31     AMOUNT
                                      -----------    -------
                                          1996       $12,000
                                          1997         8,000
                                                     -------
                                                     $20,000
                                                     =======

10.  RELATED PARTY TRANSACTIONS

     Certain directors, executive officers and principal stockholders of Regional Bank of Colorado, N.A. and businesses in which they have significant interests, maintain normal depository arrangements with the Bank and have borrowed funds from the Bank. In management's opinion, these arrangements are all on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with unrelated parties and do not involve more than the normal risk of collectibility or present other unfavorable features.

     At December 31, 1995, direct loans to such parties aggregated approximately $533,000 and deposits of such parties with the Bank amounted to approximately $506,000.


11.  INTEREST RATE RISK

     Changes in prevailing interest rates can cause changes in the Bank's net interest margin and in the market value of assets. Changes in interest rates cannot be predicted and, historically, interest rates have sometimes been subject to periodic, volatile changes. There can be no assurance that such interest rate changes will not occur in the future.

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1995 AND 1994 (UNAUDITED)


12.  RESTRICTIONS ON DIVIDENDS

     The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

13.  REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) of 8% and 4%, respectively, and Tier I capital (as defined) to average assets (as defined) of 4%. As of December 31, 1995, the Bank met all capital adequacy requirements to which it is subject. The Bank's total capital to risk-weighted assets was 13.24%, Tier I capital to risk-weighted assets was 11.99% and the Tier I capital ratio was 8.42%.

     As of December 31, 1995, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I capital ratios of 10%, 6% and 5%, respectively. There are no conditions or events since December 31, 1995 that management believes have changed the institution's category.

14.  RETIREMENT PLAN

     The Bank has adopted a profit sharing/deferred compensation retirement plan under Section 401 of the Internal Revenue Code. The plan provides, among other things, that qualifying participants may elect to have up to 6% of their compensation excluded from gross income for the year in which the contribution to the plan is made. The Bank will make matching contributions of 100% of the participant elective deferrals. As of December 31 of each year, the Bank may make an additional profit sharing contribution on behalf of all participants as determined by the Board of Directors.

     To be eligible to participate, an employee must be a salaried employee, be at least age 20 1/2 and have completed six months of service with the Bank.

     The employee contribution and Bank matching contribution will be 100% vested at all times. The profit sharing contributions, if any, will be on a vesting schedule from three to seven years.

     Retirement expense for 1995 and 1994 totaled approximately $38,000 and $12,000, respectively.

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1995 AND 1994 (UNAUDITED)



15.  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material impact on the estimated fair value amounts. SFAS No. 107 excludes certain financial instruments and all non-financial instruments including intangible assets from its disclosure requirements. Therefore the aggregate fair value amounts presented herein are not indicative of the underlying value of the Bank.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND CASH EQUIVALENTS

     The current carrying amount is a reasonable estimate of fair value.

     INVESTMENT SECURITIES

     An estimate of the fair value for investment securities, including mortgage-backed securities, is made utilizing quoted market data for publicly traded securities, where available. A third-party pricing service that specializes in "matrix pricing" and modeling techniques provides estimated fair values for securities not actively traded.

     LOANS

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     DEPOSITS

     The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1995 AND 1994 (UNAUDITED)


15.  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the customers. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The estimated fair value of letters of credit is based on the fees currently charged for similar agreements. These instruments were determined to have no positive or negative market value adjustments and are not listed in the following table.

     The estimated fair value of the Company's financial instruments is as follows:

                                        DECEMBER 31, 1995
                                        -----------------

                                        CARRYING   FAIR
                                         AMOUNT    VALUE
                                        -----------------
                                         (In thousands)

     Financial assets:
       Cash and cash equivalents         $ 5,914  $ 5,914
       Held to maturity securities
         (Note 2)                         10,027   10,102
       Available for sale securities
         (Note 2)                          1,799    1,799
       Restricted equity securities          215      215
       Loans, net of allowance            37,585   38,077

     Financial liabilities:
       Deposits (Note 5)                  52,882   52,923


     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of the financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented.

16.  SUBSEQUENT EVENT

     On December 20, 1995, Regional Bank of Colorado, N.A. entered into a merger agreement with Norwest Corporation. The merger agreement calls for the stockholders of Regional Bank of Colorado, N.A. to exchange their stock for shares of Norwest common stock. Included in the merger agreement are various conditions which, among other things, restrict Regional Bank of Colorado, N.A. from paying any dividends or distributions to stockholders and impose certain limitations on the Bank's lending and investment decisions. The merger is contingent upon approval of various regulatory agencies and the stockholders of Regional Bank of Colorado, N.A. and, if approved, is expected to be consummated by June 30, 1996.

                        REGIONAL BANK OF COLORADO, N.A.

                         NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1995 AND 1994 (UNAUDITED)



17.  PENDING LITIGATION

     The Bank is currently named as a defendant in a lawsuit. The suit is not specific as to the amount of damages sought by the plaintiffs. The Bank intends to vigorously defend this lawsuit. As the suit has not gone to trial and the parties have engaged in settlement discussions, it is difficult, in the opinion of management and the Bank's attorney, to determine the estimate of the loss. Therefore, no reserve has been recorded by the Bank.

18.  RESTRICTED CASH BALANCES

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank or as cash on hand. As of December 31, 1995, this reserve requirement was approximately $483,000.

                                  APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION

                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 20th day of December, 1995, by and between REGIONAL BANK OF COLORADO, NATIONAL ASSOCIATION ("Regional"), a national banking association, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will consolidate with Regional (the "Consolidation") pursuant to an agreement and plan of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Regional of the par value of $20.00 per share ("Regional Common Stock") outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  BASIC PLAN OF REORGANIZATION

     (a)  Consolidation.  Subject to the terms and conditions contained herein,
          -------------
a wholly-owned subsidiary of Norwest ("Norwest Bank") will be consolidated with Regional pursuant to the Consolidation Agreement, with Regional as the surviving corporation, in which consolidation each share of Regional Common Stock outstanding immediately prior to the Effective Time of the Consolidation (as defined below)(other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing 355,000 by the number of shares of Regional Common Stock then outstanding.

     (b)  Norwest Common Stock Adjustments.  If, between the date hereof and the
          --------------------------------
Effective Time of the Consolidation, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Regional Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Regional

Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Regional Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Consolidation.

     (c)  Fractional Shares.  No fractional shares of Norwest Common Stock and
          -----------------
no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d)  Mechanics of Closing Consolidation.  Subject to the terms and
          ----------------------------------
conditions set forth herein, the closing of the Consolidation will occur on a mutually agreeable date, which date shall be not later than ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Consolidation to be completed as soon as practicable after the receipt of final regulatory approval of the Consolidation and the expiration
of all required waiting periods.   The Consolidation shall be effective at 11:59
p.m., Minneapolis, Minnesota time (the "Effective Time of the Consolidation") on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date of the Consolidation").

     The closing of the transactions contemplated by this Agreement and the Consolidation Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF REGIONAL. Regional represents and warrants to Norwest as follows:

     (a)  Organization and Authority.  Regional is a national banking
          --------------------------
association duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Regional and the Regional Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Regional has furnished Norwest true and correct copies of its articles of association and by-laws, as amended.

     (b)  Regional's Subsidiaries.  Schedule 2(b) sets forth a complete and
          -----------------------
correct list of all of Regional's subsidiaries as of the date hereof (individually a "Regional Subsidiary" and collectively the "Regional Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Regional. No equity security of any Regional Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Regional Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55, all of such shares so owned by Regional are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Regional Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Regional does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c)  Capitalization.  The authorized capital stock of Regional consists of
          --------------
27,000 shares of common stock, $20.00 par value, of which as of the close of business on September 30, 1995, 24,366 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Regional Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Regional Common Stock) that would be outstanding as of the Effective Date of the Consolidation if all options, warrants, conversion rights and other rights with respect thereto were exercised is 24,366. All of the outstanding shares of capital stock of Regional have been duly and validly authorized and issued and, subject to 12 U.S.C. (S) 55, are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Regional or any Regional Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Regional or any Regional Subsidiary. Except as set forth in
Schedule 2(c). since September 30, 1995 no shares of Regional capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Regional or any Regional Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Regional.

     (d)  Authorization.  Regional has the corporate power and authority to
          -------------
enter into this Agreement and the Consolidation Agreement and, subject to any required approvals of its shareholders and regulatory authorities, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the

Consolidation Agreement by Regional and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Regional. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Regional as may be required by statute or regulation, this Agreement and the Consolidation Agreement are valid and binding obligations of Regional enforceable against Regional in accordance with their respective terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, and other similar laws and court decisions of general application relating to, limiting or affecting the enforcement of creditors' rights generally, and by general principles of equity.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Regional of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Regional with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Regional or any Regional Subsidiary under any of the terms, conditions or provisions of (x) its articles of association or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Regional or any Regional Subsidiary is a party or by which it may be bound, or to which Regional or any Regional Subsidiary or any of the properties or assets of Regional or any Regional Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the knowledge of Regional, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Regional or any Regional Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Bank Holding Company Act of 1956, as amended (the "BHC Act") or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Regional of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e)  Regional Financial Statements.  The consolidated balance sheets of
          -----------------------------
Regional and Regional's Subsidiaries as of December 31, 1993 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31,

1993, together with the notes thereto, certified by GRA Thompson, White & Co., P.A. and the unaudited consolidated balance sheet of Regional and Regional's Subsidiaries as of December 31, 1994 and the statements of financial condition of Regional and Regional's Subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income for the nine (9) months then ended (collectively, the "Regional Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Regional and Regional's Subsidiaries at the dates and the consolidated results of operations and cash flows of Regional and Regional's Subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1990, Regional and each Regional
          -------
Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Regional Reports". As of their respective dates, the Regional Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and were accurate in all material respects. Copies of all the Regional Reports have been made available to Norwest by Regional.

     (g)  Properties and Leases.  Except as set forth in Schedule 2(g), except
          ---------------------
as may be reflected in the Regional Financial Statements and except for any lien for current taxes not yet delinquent, Regional and each Regional Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Regional's consolidated balance sheet as of September 30, 1995 for the period then ended, and to all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Regional or any Regional Subsidiary pursuant to which Regional or such Regional Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Regional or such Regional Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Regional's and each Regional Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Regional and the Regional Subsidiaries has filed all
          -----
federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Regional and the Regional Subsidiaries for the fiscal year ended December 31, 1991, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Regional nor any Regional Subsidiary is a party to any pending action or proceeding, nor to the knowledge of Regional is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Regional or any Regional Subsidiary which has not been settled, resolved and fully satisfied. Each of Regional and the Regional Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1995, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Regional and the Regional Subsidiaries with respect to all periods through the date thereof.

     (i)  Absence of Certain Changes.  Since December 31, 1994 there has been no
          --------------------------
change in the business, financial condition or results of operations of Regional or any Regional Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Regional and the Regional Subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 2(j),
          -------------------------
neither Regional nor any Regional Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Regional or such Regional Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii) any labor contract or agreement with any labor union;

          (iv) any contract containing covenants which limit the ability of Regional or any Regional Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Regional or any Regional Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any lease with annual rental payments aggregating $10,000 or more.

          (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

          (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k)  Litigation and Other Proceedings.  Regional has furnished Norwest
          --------------------------------
copies of (i) all attorney responses to the request of the independent auditors for Regional with respect to loss contingencies as of December 31, 1994 in connection with the Regional Financial Statements as soon as such responses become available, and (ii) a written list of legal and regulatory proceedings filed against Regional or any Regional Subsidiary since said date. Neither Regional nor any Regional Subsidiary is a party to any pending or, to the knowledge of Regional, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Regional and the Regional Subsidiaries taken as a whole.

     (l)  Insurance.  Regional and each Regional Subsidiary is presently
          ---------
insured, and during each of the past five calendar years (or during such lesser period of time as Regional has owned such Regional Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Regional and each Regional Subsidiary has all
          --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Regional or such Regional Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of Regional, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Regional and each Regional Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Regional nor any Regional Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Regional or any Regional Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Regional and the Regional Subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Regional or any Regional Subsidiary
          -----
is pending or, to the knowledge of Regional, threatened. Neither Regional nor any Regional Subsidiary is involved in, or to the knowledge of Regional, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Regional or such Regional Subsidiary. Employees of Regional and the Regional Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
          -------------------------------------
Schedule 2(o), to the knowledge of Regional no officer or director of Regional or any Regional Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Regional or any Regional Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Regional or any Regional Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Regional's or such Regional Subsidiary's Board of Directors.

     (p)  Regional Benefit Plans.
          ----------------------

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Regional or any Regional Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Regional or any Regional Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Regional or the Regional subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Regional knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p), and to the knowledge of Regional, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Regional, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Regional and the Regional Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the past five plan years which would result in a material liability.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Regional or any Regional Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q)  Proxy Statement, etc.  None of the information regarding Regional and
          --------------------
the Regional Subsidiaries supplied or to be supplied by Regional for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Regional Common Stock pursuant to the provisions of the Consolidation Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Regional's shareholders in connection with the meeting to be called to consider the Consolidation (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Regional and the Regional Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (r)  Registration Obligations.  Except as set forth on Schedule 2(r),
          ------------------------
neither Regional nor any Regional Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

     (s)  Brokers and Finders.  Except for Alex Sheshunoff Investment Banking,
          -------------------
neither Regional nor any Regional Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Regional or any Regional Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (t)  Fiduciary Activities.  Neither Regional nor any Regional subsidiary
          --------------------
has ever had any accounts for which it has acted as a fiduciary including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

     (u)  No Defaults.  Neither Regional nor any Regional Subsidiary is in
          -----------
default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Regional and the Regional Subsidiaries, taken as a whole. To the knowledge of Regional, all parties with whom Regional or any Regional Subsidiary has material leases, agreements or contracts or who owe to Regional or any Regional Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Regional Subsidiaries are in compliance therewith in all material respects.

     (v)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Regional or any Regional Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the knowledge of Regional, threatened against Regional or any Regional Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Regional and Regional's Subsidiaries taken as a whole; to the knowledge of Regional there is no reasonable basis for any such proceeding, claim or action; and to the knowledge of Regional neither Regional nor any Regional Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Regional has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Regional as follows:

     (a)  Organization and Authority.  Norwest is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act. Norwest has furnished Regional with true and correct copies of its certificate of incorporation and bylaws, as amended.

     (b)  Norwest Subsidiaries.  Schedule 3(b) sets forth a complete and correct
          --------------------
list as of December 31, 1994, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c)  Capitalization.  The authorized capital stock of Norwest consists of
          --------------
(i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1995, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock, 13,311 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 33,732 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1995, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on September 30, 1995, 337,931,133 shares were outstanding and 4,768,328 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

     (d)  Authorization.  Norwest has the corporate power and authority to enter
          -------------
into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Consolidation Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e)  Norwest Financial Statements.  The consolidated balance sheets of
          ----------------------------
Norwest and Norwest's subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by KPMG Peat Marwick LLP and included in Norwest's Annual Report on Form 10-K for the fiscal year ended

December 31, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the nine (9) months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1989, Norwest and each Norwest Subsidiary
          -------
has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g)  Properties and Leases.  Except as may be reflected in the Norwest
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of September 30, 1995 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Norwest and the Norwest Subsidiaries has filed all
          -----
material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i)  Absence of Certain Changes.  Since December 31, 1994, there has been
          --------------------------
no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 3(j), as
          -------------------------
of September 30, 1995 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k)  Litigation and Other Proceedings.  Neither Norwest nor any Norwest
          --------------------------------
Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l)  Insurance.  Norwest and each Norwest Subsidiary is presently insured
          ---------
or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured for reasonable amounts with financially sound and reputable insurance companies or self-insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Norwest and each Norwest Subsidiary has all
          --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Norwest or any Norwest Subsidiary
          -----
is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.
          ---------------------

          (i) As of September 30, 1995, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
     Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the

     Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p)  Registration Statement, etc.  None of the information regarding
          ---------------------------
Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (q)  Brokers and Finders.  Neither Norwest nor any Norwest Subsidiary nor
          -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (r)  No Defaults.  Neither Norwest nor any Norwest Subsidiary is in
          -----------
default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     4. COVENANTS OF REGIONAL. Regional covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, Regional, and each Regional Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the second business day following the day of receipt of the request by a representative designated by Norwest in writing), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $350,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Consolidation; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Regional and each Regional Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Regional and the Regional Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Regional herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, Regional and each Regional subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation, provided, however, that if the Effective Date of the Consolidation is after the record date for the regular cash dividend, if any, declared on Norwest Common Stock for the second quarter of 1996 ("Record Date"), Regional may declare and pay cash dividends on Regional Common Stock in an amount not to exceed, in the aggregate, the amount which would have been received by the holders of 355,000 shares of Norwest Common Stock between such Record Date and the Effective Date of the Consolidation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Regional; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices provided, however, that Regional may pay bonuses to its officers in January 1996, based on earnings of Regional for the year 1995 (and accrued for no later than December 31, 1995), in an aggregate amount not to exceed $75,000; sell or otherwise dispose of any shares of the capital stock of any Regional Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of Regional will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Consolidation Agreement be submitted to a vote at such meeting. The Board of Directors of Regional will (i) cause proper notice of such meeting to be given to its shareholders in compliance with all applicable law and regulation, (ii) subject to the exercise of its fiduciary duties established under applicable law, recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Consolidation Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Regional will furnish or cause to be furnished to Norwest all the information concerning Regional and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof (including but not limited to audited consolidated financial statements for Regional, which Regional agrees to have prepared at its sole expense after the date hereof, which comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and which otherwise are required or necessary to be filed or included in the Registration Statement), or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. The financial statements for the 1995 fiscal year provided under this paragraph must include the audit opinion and the consent of GRA, Thompson, White & Co., P.A. to use such opinion in such Registration Statement.

     (e) Regional will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Regional to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Regional will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Regional will hold in confidence all confidential or proprietary documents and information concerning Norwest and its subsidiaries furnished to Regional and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Regional's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Regional, in the public domain, or later acquired by Regional from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Regional, nor any Regional Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Regional or any Regional Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Regional or any Regional Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Regional or any Regional Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Regional or any Regional Subsidiary concerning any of the foregoing, Regional or such Regional Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Regional shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Regional and each Regional Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Consolidation, (ii) to amend the Plans to comply with the provisions of the the Tax Reform Act of 1986 and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of
Section 401(a) of the Code prior to the Effective Date of the Consolidation.

     (k) Neither Regional nor any Regional Subsidiary shall take any action which with respect to Regional would disqualify the Consolidation as a "pooling of interests" for accounting purposes.

     (l) Regional shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Consolidation signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Regional who may reasonably be deemed an "affiliate" of Regional within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) Regional shall establish such additional accruals and reserves as may be necessary to conform Regional's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Regional's business following the Consolidation.

     (n) Regional shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than eight (8) weeks and written reports shall be delivered to Norwest no later than sixteen (16) weeks from the date of this Agreement. Regional shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Regional shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within eight weeks of execution of the definitive agreement.

     (o) Regional shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Regional as follows:

     (a) From the date hereof until the Effective Time of the Consolidation, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Regional all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Regional, or in any statement or application made by Regional to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement and the receipt by Norwest of the audited financial statements required by paragraph 4(d) hereof, Norwest will prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Regional pursuant to the Consolidation Agreement, and will use its best efforts to cause the Registration Statement to become effective following receipt of approval of the transaction from the Federal Reserve Board or on such earlier date as may be agreed to by the parties. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Regional shareholders, at the time of the Regional shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Consolidation the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that
                                                        --------  -------
none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Regional or any Regional subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Regional pursuant to this Agreement and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Regional pursuant to the Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Consolidation, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and the Consolidation Agreement and will cooperate with Regional to obtain all such approvals and consents required by Regional.

     (h) Norwest will hold in confidence all documents and information concerning Regional and Regional's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Regional (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Regional.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Consolidation under the National Bank Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Regional as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give Regional written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Regional and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Regional or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (n) With respect to the indemnification of directors and officers and with respect to officers' and directors' insurance, Norwest agrees as follows:

          (i) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Consolidation, a director or officer of Regional or any Regional Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in Regional's Articles of Association or By-laws or similar governing documents of any Regional Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Consolidation, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Consolidation, survive the Consolidation and shall continue in full force and effect. Nothing contained in this paragraph 5(n)(i) shall be deemed to preclude the liquidation, consolidation or merger of Regional or any Regional Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of
             --------  -------
     substantially all of the assets of Regional, Norwest shall guarantee, to the extent of the net asset value of Regional or any Regional Subsidiary as of the Effective Date of the Consolidation, the indemnification obligations of Regional or any Regional Subsidiary to the extent of indemnification obligations of Regional and the Regional Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(n)(i), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of Regional or any Regional

     Subsidiary to a greater extent than Regional or any Regional Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

          (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(n)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Norwest thereof, but the failure to so notify shall not relieve Norwest of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Consolidation), (A) Norwest shall have the right to assume the defense thereof and Norwest shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Norwest elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Norwest and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Norwest shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that
                                                   --------  -------
     Norwest shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter.

          (iii) for a period of three years after the Effective Time of the Consolidation, Norwest shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Regional (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Consolidation; provided, however, that in no event shall
                                --------  -------
     Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(n)(iii), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by Regional for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Consolidation, Regional shall notify the appropriate directors' and officers' liability insurers of the Consolidation and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

          (iv) if Norwest or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or Consolidation or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Norwest shall assume the obligations set forth in this paragraph 5(n).

          (v) the provisions of this paragraph 5(n) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF REGIONAL. The obligation of Regional to effect the Consolidation shall be subject to the satisfaction at or before the Effective Date of the Consolidation of the following further conditions, which may be waived in writing by Regional:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Effective Date of the Consolidation.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Date of the Consolidation.

     (c) Regional shall have received a favorable certificate, dated as of the Effective Date of the Consolidation, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Regional required for approval of a plan of consolidation in accordance with the provisions of Regional's Articles of Association and the National Bank Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Regional pursuant to this Agreement and the Consolidation Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Regional shall have received an opinion, dated the Closing Date, of counsel to Regional, substantially to the effect that, for federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Regional Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;
(iii) the basis of the Norwest Common Stock received by the shareholders of Regional will be the same as the basis of Regional Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Regional will include the holding period of the Regional Common Stock, provided such shares of Regional Common Stock were held as a capital asset as of the Effective Time of the Consolidation.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Prior to the mailing of the Proxy Statement referred to in paragraph 4(c), Regional and the Board of Directors of Regional shall have received an opinion of Alex Sheshunoff Investment Banking addressed to Regional and the Board of Directors of Regional, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as Alex Sheshunoff Investment Banking deems appropriate or necessary, to the effect that the consideration to be received by stockholders of Regional pursuant to the Consolidation is fair from a financial point of view. Regional shall have promptly provided a copy of such opinion to Norwest upon receipt.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Consolidation shall be subject to the satisfaction at or before the Effective Date of the Consolidation of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Regional and the Regional Subsidiaries taken as a whole as if made at the Effective Date of the Consolidation.

     (b) Regional shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Date of the Consolidation.

     (c) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Regional required for approval of a plan of consolidation in accordance with the provisions of Regional's Articles of Association and the National Bank Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Consolidation signed by the Chairman or President and by the Secretary or Assistant Secretary of Regional, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Regional or any Regional Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Regional and each Regional Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Regional's or such subsidiary's business required for the consummation of the Consolidation, and Regional and each Regional Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Consolidation.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) The Consolidation shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from GRA, Thompson, White & Co., P.A. an opinion to that effect.

     (i) At any time since the date hereof the total number of shares of Regional Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Regional Common

Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 24,366.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Regional a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Regional included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Regional;

          (ii) the amounts reported in the interim quarterly financial statements of Regional agree with the general ledger of Regional;

          (iii) from the date of the most recent unaudited consolidated financial statements of Regional and the Regional Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Regional and the Regional Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Regional and the Regional Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (iv) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Regional and the Regional Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Regional and the Regional Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Regional included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Regional and the Regional Subsidiaries considered as a whole shall not have sustained since December 31, 1994 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Regional or any Regional Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Regional and its subsidiaries taken as a whole.

     (n) Since September 30, 1995, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Regional and the Regional Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Regional or any Regional Subsidiary as of the Effective Date of the Consolidation ("Regional Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans.  Each Regional Employee shall be
         -------------------------------
eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation:

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan

          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

For the purpose of determining each Regional Employee's benefit for the year in which the Consolidation occurs under the Norwest vacation program, vacation taken by a Regional Employee in the year in which the Consolidation occurs will be deducted from the total Norwest benefit.

     (b) Employee Retirement Benefit Plans.
         ----------------------------------

Each Regional Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Regional and the Regional Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of Regional and the Regional Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation.

Each Regional Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9.  TERMINATION OF AGREEMENT.

     (a) This Agreement may be terminated at any time prior to the Effective Date of the Consolidation:

          (i)    by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Consolidation shall not have been consummated by September 30, 1996 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by Regional or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (iv) by either Norwest or Regional upon written notice to the other party if a Takeover Proposal constitutes a Superior Proposal; provided, however, that

     Regional shall not be permitted to terminate this Agreement pursuant to this paragraph 9(a)(iv) unless (A) it has not breached any covenant contained in paragraph 4(h) and (B) it delivers to Norwest simultaneously with such notice of termination the fee referred to in paragraph 9(c). As used in this Agreement: "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Regional or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Regional, and "Superior Proposal" means a Takeover Proposal which the Board of Directors of Regional shall determine in good faith, after taking into account the written advice of its outside counsel, that failure to accept such proposal or offer would or could reasonably be expected to violate its fiduciary duties under applicable law. The term "person" for purposes of this Agreement has the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder but shall not include Norwest; or

          (v) by Norwest if (A) the Board of Directors of Regional fails to recommend, withdraws, or modifies in a manner materially adverse to Norwest, its approval or recommendation of this Agreement, the Consolidation Agreement or the transactions contemplated hereby or thereby,
     (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to Regional or Regional's shareholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of Regional shareholders contemplated by paragraph 4(c), or (C) the meeting of Regional shareholders contemplated by paragraph 4(c) is not held prior to September 30, 1996 and Regional has failed to comply with its obligations under paragraph 4(c); or

          (vi) by Regional, within five business days after the meeting of the stockholders of Regional held to vote on this Agreement and the Consolidation Agreement, if the Norwest Measurement Price is less than $25. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding such meeting of stockholders. If a Common Stock Adjustment occurs with respect to the shares of Norwest Common Stock between the date of this Agreement and the Regional stockholder meeting date, the closing prices for Norwest Common Stock shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time of the Consolidation.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     (c) If this Agreement is terminated pursuant to paragraphs 9(a)(iv) or 9(a)(v), and if terminated pursuant to paragraph 9(a)(v) and prior thereto or within 12 months after such termination:

          (i) Regional or any successor to Regional shall have entered into an agreement to engage in an Acquisition Event (as defined below) or an Acquisition Event shall have occurred; or

          (ii) the Board of Directors of Regional shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Regional approve or accept any Acquisition Event, then Regional shall promptly, but in no event later than five business days after the first of such events shall have occurred, pay Norwest a fee equal to $250,000.

"Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Regional or any successor to Regional, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Regional or its Subsidiaries representing 25% or more of the consolidated assets of Regional and the Regional Subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Regional or any Regional subsidiary in each case with or by a person or entity other than Norwest or an affiliate of Norwest.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Regional and Regional Subsidiaries shall be borne by Regional, and all such expenses incurred by Norwest shall be borne by Norwest; provided, however, that if the transactions contemplated by this Agreement are not consummated (unless such failure of consummation shall be due to the failure of Regional to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it), Norwest agrees to reimburse Regional for its expenses incurred in performing its obligations under paragraphs 4(n) and 4(o) hereof.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that except as otherwise expressly provided in paragraph 5(n) hereof, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

                 Norwest Corporation
                 Sixth and Marquette
                 Minneapolis, Minnesota  55479-1026
                 Attention:  Secretary

          If to Regional:

                  Regional Bank of Colorado, N. A.
                  1542 Railroad Avenue
                  Rifle, CO 81650-0752
                  Attention: Gary Ward, Chairman

          With a copy to:

                  Malizia, Spidi, Sloane & Fisch, P.C.
                  One Franklin Square, Suite 700 East
                  1301 K Street, NW
                  Washington, DC  20005
                  Attention:  John J. Spidi, Esq.

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Consolidation Agreement contain the complete agreement between the parties hereto with respect to the Consolidation and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Effective Date of the Consolidation, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Regional shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Consolidation Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Consolidation Agreement shall survive the

Consolidation or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Consolidation.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                     REGIONAL BANK OF COLORADO,
                                             NATIONAL ASSOCIATION


By: /s/ Kenneth R. Murray               By: /s/ Gary S. Ward
Its: Executive Vice President           Its: President

                                                                       EXHIBIT A

                      AGREEMENT AND PLAN OF CONSOLIDATION


     This Agreement and Plan of Consolidation (the "Consolidation Agreement") is dated as of _______________________, 19__, between NORWEST INTERIM BANK REGIONAL, NATIONAL ASSOCIATION ("Interim Bank") and REGIONAL BANK OF COLORADO, NATIONAL ASSOCIATION, a national banking association ("Regional"). Interim Bank and Regional are sometimes referred to herein as the "Consolidating Banks".

                                   PREAMBLE

     Interim Bank and Regional acknowledge and confirm the following:

     (a) Interim Bank is a national banking association having its principal office and place of business at 1542 Railroad Avenue, P. O. Box 752, Rifle, Garfield County, Colorado 81650. As of __________, 1995, Interim Bank had capital of $100,000, divided into 1,000 shares of common stock, par value $100 per share ("Interim Bank Common Stock"), and surplus of $20,000.

     (b) Regional is a national banking association having its principal office and place of business at 1542 Railroad Avenue, P. O. Box 752, Rifle, Garfield County, Colorado 81650. As of __________, Regional had capital of $_________, divided into ______ shares of common stock, par value $20.00 per share ("Regional Common Stock"), surplus of $______, and retained earnings of $_______.

     (c) Regional and Norwest Corporation ("Norwest") have entered into an Agreement and Plan of Reorganization dated as of ___________ (the
"Reorganization Agreement"), which Reorganization Agreement contemplates the transactions to be effected by this Consolidation Agreement.

     (d) A majority of the Boards of Directors of Interim Bank and of Regional have duly approved this Consolidation Agreement and authorized its execution.

     (e) It is the intent of the parties hereto to effect a corporate reorganization which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code.

                                  AGREEMENTS

     IN CONSIDERATION OF THE PREMISES, Interim Bank and Regional make this Consolidation Agreement and fix the terms and conditions of the Consolidation of Interim Bank and Regional (the "Consolidation") as follows:

                                   SECTION 1

     1.1 Pursuant to the authority of and in accordance with the provisions of 12 U.S.C. 215, Interim Bank shall be consolidated with Regional, under the charter of Regional (the "Consolidated Bank").

     1.2 The name of the Consolidated Bank shall be "Regional Bank of Colorado, National Association."

     1.3 The Consolidation shall be effective as of 12:01 a.m. on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date").

     1.4 The business of the Consolidated Bank shall be that of a national banking association and shall be conducted at the main office of the Consolidated Bank, which shall be located at 1542 Railroad Avenue, P. O. Box 752, Rifle, Garfield County, Colorado 81650, and at its legally established branches.

                                   SECTION 2

As of the Effective Date:

     2.1 The corporate existences of the Consolidating Banks shall be consolidated into the Consolidated Bank.

     2.2 All rights, franchises, and interests of the Consolidating Banks in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Consolidated Bank by virtue of the Consolidation without any deed or other transfer. The Consolidated Bank, upon the Consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Consolidating Banks at the time of Consolidation.

     2.3 The Consolidated Bank shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Consolidating Banks existing as of the Effective Date.

     2.4 The amount of capital stock of the Consolidated Bank shall be $________, divided into _____ shares of common stock, each of $____ par value, and at the time the Consolidation shall become effective, the Consolidated Bank shall have a surplus of $________ and retained earnings which, when combined with the capital and surplus, will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Consolidation Agreement, adjusted, however, for the results of operations, the payment of dividends, if any, between __________, and the Effective Date, and the payment provided for in Section 3.2 hereof.

                                   SECTION 3

As of the Effective Date:

     3.1 Each share of Regional Common Stock outstanding immediately prior to the Effective Time of the Consolidation (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for for the number of shares of Norwest Common Stock determined by dividing 355,000 by the number of shares of Regional Common Stock then outstanding. As soon as practicable after the consolidation becomes effective, each holder of a certificate for shares of Regional Common Stock outstanding immediately prior to the time of consolidation shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the Consolidated Bank (the "Agent"), to receive the Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of consolidation, represented shares of Regional Common Stock shall not be transferable on the books of the Consolidated Bank but shall be deemed (except for the payment of dividends as provided below) to evidence ownership of the number of whole shares of Norwest Common Stock into which such shares of Regional Common Stock have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of consolidation shall be paid to such holder with respect to the Norwest Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of the consolidation and the date of such exchange.

     3.2 The shares of Interim Bank outstanding immediately prior to the time of Consolidation shall be converted into and exchanged for _______ shares of the Consolidated Bank, plus cash in the amount of $120,000.

     3.3 From and after the Effective Date, there shall be no transfers on the stock transfer books of Consolidated Banks of the shares of Regional Common Stock or Interim Bank Common Stock which were issued and outstanding immediately prior to the Effective Date.

                                   SECTION 4

     4.1 As of the Effective Date, the Articles of Association of the Consolidated Bank shall be the Articles of Association of Regional shall read in their entirety as set forth in Appendix A attached hereto, and the Consolidated Bank shall be authorized under such Articles of Association to issue _______ shares of common stock, par value $____ per share.

     4.2 The by-laws of Regional as they exist at the Effective Date shall continue in full force as the by-laws of the Consolidated Bank until altered, amended, or repealed as provided therein or as provided by law.

     4.3 As of the Effective Date, the following named persons shall serve as the Board of Directors of the Consolidated Bank until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

                    _________________
                    _________________
                    _________________

     4.4 The officers of Regional holding office at the Effective Date shall continue as the officers of the Consolidated Bank for the term prescribed in the by-laws or until the Board of Directors otherwise shall determine.

                                   SECTION 5

     5.1 This Consolidation Agreement shall be submitted to the shareholders of Regional and Interim Bank, respectively, for approval at meetings to be called and held in accordance with the articles of association of Regional and the articles of association of Interim Bank, and in accordance with applicable provisions of law. Such approval by the shareholders shall require the affirmative vote of the shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding.

                                   SECTION 6

     6.1 The Consolidation shall be subject to and conditioned upon the following:

     (a) approval of this Consolidation Agreement by the shareholders of Regional and Interim Bank as required by law;

     (b) approval of the Consolidation by all appropriate banking and regulatory authorities and the satisfaction of all other requirements prescribed by law necessary for consummation of the Consolidation; and

     (c) satisfaction of the conditions precedent set forth in paragraphs 6 and 7 of the Reorganization Agreement.

     6.2 At any time before the Effective Date, if any of the following circumstances obtain, this Consolidation Agreement may be terminated, at the election of Regional or Interim Bank, by written notice from the party so electing to the other, or the consummation of the Consolidation may be postponed for such period, and subject to such further rights of Regional and Interim Bank, or either of them, to terminate this Consolidation Agreement as Regional and Interim Bank may agree in writing:

     (a) by mutual consent of the Boards of Directors of the Consolidating Banks if consummation of the Consolidation would be inadvisable in the opinion of said Boards; or

     (b) by action of the Board of Directors of any party hereto if the Reorganization Agreement is terminated.

                                   SECTION 7

     7.1 Regional and Interim Bank, by mutual consent of their respective Boards of Directors, may amend this Consolidation Agreement before the Effective Date; provided, however, that after this Consolidation Agreement has been approved by the shareholders of Regional, no such amendment shall affect the rights of such shareholders of Regional in a manner which is materially adverse to such shareholders.

     7.2 This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



     IN WITNESS WHEREOF, Regional and Interim Bank have caused this Consolidation Agreement to be executed by their respective duly authorized officers and their corporate seals, if any, to be hereunto affixed as of the date first above written, pursuant to a resolution of each Consolidating Bank's Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Consolidating Bank's Board of Directors.

(NO BANK SEAL)                          NORWEST INTERIM BANK REGIONAL,
                                            NATIONAL ASSOCIATION
ATTEST:

                                        By:  __________________________________
___________________________             Its: __________________________________
     Secretary

     A majority of the Board of Directors of Norwest Interim Bank Regional, National Association:

     ___________________________________    ___________________________________

     ___________________________________    ___________________________________

     ___________________________________    ___________________________________

     ___________________________________    ___________________________________


STATE OF_________________)
                         ) ss
COUNTY OF________________)

     On this _____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _________________________, as ___________________, and ________________________, as ______________________, of
NORWEST INTERIM BANK REGIONAL, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank; and came also:

     ___________________________________    ___________________________________

     ___________________________________    ___________________________________

     ___________________________________    ___________________________________

     ___________________________________    ___________________________________

being a majority of the Board of Directors of said bank, and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as a director thereof.

     WITNESS my official seal and signature this day and year aforesaid.


                                   ________________________________
(Seal of Notary)                   Notary Public, __________ County
                                   My Commission Expires __________

(BANK SEAL)                             REGIONAL BANK OF COLORADO,
                                             NATIONAL ASSOCIATION

ATTEST:
                                        By:  _________________________________
_______________________                 Its: _________________________________
     Secretary

     A majority of the Board of Directors of Regional Bank of Colorado, National
Association:

     _________________________________       _________________________________

     _________________________________       _________________________________

     _________________________________       _________________________________

     _________________________________       _________________________________

     _________________________________       _________________________________

     _________________________________       _________________________________

STATE OF COLORADO        )
                         ) ss
COUNTY OF________________)

     On this _____ day of ______________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _______________________, as _________________, and ____________________, as __________________, of REGIONAL
BANK OF COLORADO, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal; and came also:

     _________________________________      _________________________________

     _________________________________      _________________________________

     _________________________________      _________________________________

     _________________________________      _________________________________

     _________________________________      _________________________________

     _________________________________      _________________________________

being a majority of the Board of Directors of said bank, and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as a director thereof.

     WITNESS my official seal and signature this day and year aforesaid.

                                   _________________________________________
(Seal of Notary)                   Notary Public, __________________ County
                                   My Commission Expires ___________________

                                                                       EXHIBIT B

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of REGIONAL BANK OF COLORADO, NATIONAL ASSOCIATION, a national banking association ("Regional").

     Pursuant to an Agreement and Plan of Reorganization, dated as of ________, 19__, (the "Reorganization Agreement"), between Regional and Norwest Corporation, a Delaware corporation ("Norwest"), it is contemplated that a wholly-owned subsidiary of Norwest will consolidate with Regional (the "Consolidation") and as a result, I will receive in exchange for each share of Common Stock, par value $20.00 per share, of Regional ("Regional Common Stock") owned by me immediately prior to the Effective Time of the Consolidation (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Regional Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Consolidation.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Consolidation (the "Stock") except (a) in compliance with the applicable provisions of Rule 145,
(b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Consolidation until such time as financial results covering at least 30 days of post-Consolidation combined operations of Regional and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Consolidation with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Consolidation combined operations have been published.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Regional.

                                    Sincerely,

                                    _________________________

                                  APPENDIX B

              OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

                   ALEX SHESHUNOFF & CO. INVESTMENT BANKING


[Date of the Proxy Statement-Prospectus]


Board of Directors
Regional Bank of Colorado, N.A.
1542 Railroad Avenue
Rifle, Colorado  81650


Members of the Board:

You have requested our opinion, as an independent financial analyst to the common shareholders of Regional Bank of Colorado, N.A., Rifle, Colorado ("Regional"), as to the fairness, from a financial point of view to the common shareholders of Regional, of the terms of the proposed merger of Regional with and into Norwest Corporation, Minneapolis, Minnesota ("Norwest"). Pursuant to the terms of the Agreement and Plan of Reorganization dated December 20, 1995 between Regional and Norwest (the "Consolidation Agreement"), each share of Regional Common Stock (as defined in the Consolidation Agreement) outstanding immediately prior to the Effective Time of the Consolidation will be converted into and exchanged for the number of shares of Norwest Common Stock (as defined in the Consolidation Agreement) determined by dividing 355,000 by the number of shares of Regional Common Stock then outstanding.

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has provided professional services and products to Regional and Norwest. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

In connection with this assignment, we reviewed (i) the Consolidation Agreement;
(ii) the most recent external auditor's reports to the Board of Directors of Regional, the audited December 31, 1995 balance sheet and income statement for Norwest; (iv) the Rate Sensitivity Analysis report for Regional; (v) Regional's most recent listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) Regional's internal loan classification list; (vii) the budget and projected operating plan of Regional; (viii) a listing of unfunded letters of credit and any other off-balance sheet risks for Regional; (ix) the Minutes of the Board of Directors meetings of Regional; (x) the most recent Board report for Regional; (xi) the listing and description of significant real properties for Regional; (xii) material leases on real and personal property for Regional; (xiii) the directors and officers liability and blanket bond insurance policies for Regional; and (xiv) market conditions and current trading levels of outstanding equity securities of both organizations.

We have also had discussions with the management of Regional and Norwest regarding their respective financial results and have analyzed the most current financial data available on Regional and Norwest. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Regional to discuss the foregoing information with them.

We have considered certain financial data of Regional and Norwest, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Regional or Norwest.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Regional shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Regional and Norwest, it is our opinion, as of ____________, 1996, that the proposed transaction is fair and equitable to all Regional shareholders from a financial point of view.

Our opinion does not constitute an endorsement of the merger or a recommendation to any stockholder of Regional as to how such stockholder should vote.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                 Respectfully submitted,

                                 ALEX SHESHUNOFF & CO.
                                    INVESTMENT BANKING
                                 AUSTIN, TEXAS

                                 By:__________________
                                    Wade Schuessler
                                    Vice President

                                  APPENDIX C

                   UNITED STATES CODE TITLE 12, SECTION 215

                                    * * * *


(B)  LIABILITY OF CONSOLIDATED ASSOCIATION; CAPITAL STOCK; DISSENTING
     SHAREHOLDERS

     The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the
- --------
necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPRAISAL BY COMPTROLLER; EXPENSES OF CONSOLIDATED ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND CONSOLIDATION LAW

     If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shreholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                  APPENDIX D

                             BANKING CIRCULAR 259

                                                                BANKING ISSUANCE
________________________________________________________________________________
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
________________________________________________________________________________

Type:  Banking Circular                           Subject:  Stock Appraisals
________________________________________________________________________________

TO:  Chief Executive Officers of National Banks, Deputy
     Comptrollers (District), Department and Division Heads, and
     Examining Personnel

PURPOSE
- -------

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND
- ----------

Under 12 U.S.C. Sections 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the Office of the Comptroller of the Currency (OCC). 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

________________________________________________________________________________
Date:  March 5, 1992

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED
- -------------------------

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

MARKET VALUE
- ------------

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker,
                                      ---- ------ -------
those quotes are considered in determining the market value. If no market value is readily available, or if the market value is not well established, other methods of estimating market value can be used, such as the investment value and adjusted book value methods.

INVESTMENT VALUE
- ----------------

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

ADJUSTED BOOK VALUE
- -------------------

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since the value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION
- -----------------

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS
- -----------------

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payment are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA
- ----------------

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking circular or disclose the information contained herein, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS
- -----------------

                     OCC                                       AVERAGE PRICE/
APPRAISAL         APPRAISAL          PRICE          BOOK       EARNINGS RATIO
DATE*               VALUE           OFFERED         VALUE      OF PEER GROUP
1/1/85             107.25            110.00        178.29            5.3
1/2/85              73.16                NA         66.35            6.8
1/15/85             53.41             60.00         83.95            4.8
1/31/85             22.72             20.00         38.49            5.4
2/1/85              30.63             24.00         34.08            5.7
2/25/85             27.74             27.55         41.62            5.9
4/30/85             25.98             35.00         42.21            4.5
7/30/85          3,153.10          2,640.00      6,063.66             NC
9/1/85              17.23             21.00         21.84            4.7
11/22/85           316.74            338.75        519.89            5.0
11/22/85            30.28                NA         34.42            5.9
12/16/85            66.29             77.00         89.64            5.6
12/27/85            60.85             57.00        119.36            5.3
12/31/85            61.77                NA         73.56            5.9
12/31/85            75.79             40.00         58.74           12.1
1/12/86             19.93                NA         26.37            7.0
3/14/86             59.02            200.00        132.20            3.1
4/21/86             40.44             35.00         43.54            6.4
5/2/86              15.50             16.50         23.69            5.0
7/3/86             405.74                NA        612.82            3.9
7/31/86            297.34            600.00        650.63            4.4
8/22/86            103.53            106.67        136.23             NC
12/26/86            16.66                NA         43.57            4.0
12/31/86            53.39             95.58         69.66            7.1
5/1/87             186.42                NA        360.05            5.1
6/11/87             50.46             70.00         92.35            4.5
6/11/87             38.53             55.00         77.75            4.5
7/31/87             13.10                NA         20.04            6.7
8/26/87             55.92             57.52         70.88             NC
8/31/87             19.55             23.75         30.64            5.0
8/31/87             10.98                NA         17.01            4.2
10/6/87             56.48             60.00         73.11            5.6
3/15/88            297.63                NA        414.95            6.1
6/2/88              27.26                NA         28.45            5.4
6/30/88            137.78                NA        215.36            6.0
8/30/88            768.62            677.00      1,090.55           10.7
3/31/89            773.62                NA        557.30            7.9
5/26/89            136.47            180.00        250.42            4.5
5/29/90              9.87                NA         11.04            9.9

________________________________________________________________________________
* The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available
NC - Not Computed
________________________________________________________________________________

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, 490 L'Enfant Plaza East, S.W., Washington, D.C. 20219, Director for Corporate Activity, Bank Organization and Structure.

/s/  Frank McGuire
- ------------------------------
     Frank McGuire
     Acting Corporate Policy and Economic Analysis

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits:  Parenthetical references to exhibits in the description of Exhibits
- --------
           3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 4.1 and 4.2 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

  2.1 -- Agreement and Plan of Reorganization dated December 20, 1995 between Regional Bank of Colorado, National Association and Norwest Corporation (included in Proxy Statement-Prospectus as Appendix A).

  3.1 -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993 and Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995).

  3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.1.3 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

  3.1.4 -- Certificate Eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to Norwest's Current Report on Form 8-K dated November 1, 1995).

  3.1.5 -- Certificate Eliminating the Certificate of Designations with respect to the 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 20, 1996, as amended pursuant to Form 8-K/A dated February 21, 1996).

  3.1.6 -- Certificate of Designations with respect to the 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26, 1996).

  3.2 -- By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

  4     -- Rights Agreement, dated as of November 22, 1988, between Norwest
           Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

  4.1 -- Certificate of Adjustment, dated July 21, 1989, to Rights Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

  4.2 -- Certificate of Adjustment, dated June 28, 1993, to Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

  5     -- Opinion of Stanley S. Stroup, counsel to Norwest.

  8     -- Form of Opinion of GRA, Thompson, White & Co., P.C. (to be filed by amendment)

 23.1 -- Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

 23.2   -- Consent of KPMG Peat Marwick LLP.

 23.3   -- Consent of GRA, Thompson, White & Co., P.C.

 24     -- Powers of Attorney.

 99     -- Form of proxy for Special Meeting of Shareholders of Regional Bank of
           Colorado, National Association


ITEM 22.   UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 18, 1996.

                                  NORWEST CORPORATION

                                  By:  /s/ Richard M. Kovacevich
                                       -----------------------------------------
                                           Richard M. Kovacevich
                                           President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on April 18, 1996 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich                  President and Chief Executive Officer
- ---------------------------
     Richard M. Kovacevich                 (Principal Executive Officer)

/s/ John T. Thornton                       Executive Vice President and Chief
- ------------------------
     John T. Thornton                        Financial Officer
                                           (Principal Financial Officer)

/s/ Michael A. Graf                        Senior Vice President and Controller
- ------------------------
     Michael A. Graf                       (Principal Accounting Officer)


DAVID A. CHRISTENSEN   )
GERALD J. FORD         )
PIERSON M. GRIEVE      )
CHARLES M. HARPER      )
WILLIAM A. HODDER      )
LLOYD P. JOHNSON       )                          A majority of the
REATHA CLARK KING      )                          Board of Directors*
RICHARD M. KOVACEVICH  )
RICHARD S. LEVITT      )
RICHARD D. McCORMICK   )
CYNTHIA H. MILLIGAN    )
IAN M. ROLLAND         )
MICHAEL W. WRIGHT      )

_______________

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                           /s/ Richard M. Kovacevich
                                           -------------------------
                                               Richard M. Kovacevich
                                               Attorney-in-Fact

                               INDEX TO EXHIBITS

   Exhibit                                                                  Form of
   Number                       Description*                                Filing
   ------                       ------------                               ---------

    2.1      Agreement and Plan of Reorganization dated December 20,
             1995 between Regional Bank of Colorado, National
             Association and Norwest Corporation (included in Proxy
             Statement-Prospectus as Appendix A).

    3.1      Restated Certificate of Incorporation, as amended
             (incorporated by reference to Exhibit 3(b) to Norwest's
             Current Report on Form 8-K dated June 28, 1993 and
             Exhibit 3 to Norwest's Current Report on Form 8-K dated
             July 3, 1995).

    3.1.1    Certificate of Designations of Powers, Preferences, and
             Rights of Norwest ESOP Cumulative Convertible Preferred
             Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

    3.1.2    Certificate of Designations of Powers, Preferences, and
             Rights of Norwest Cumulative Tracking Preferred Stock
             (incorporated by reference to Exhibit 3 to Norwest's
             Current Report on Form 8-K dated January 9, 1995).

    3.1.3    Certificate of Designations of Powers, Preferences, and
             Rights of Norwest 1995 ESOP Cumulative Convertible
             Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

    3.1.4 Certificate Eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred
             Stock, Series B (incorporated by reference to Exhibit
             3(a) to Norwest's Current Report on Form 8-K dated
             November 1, 1995).

    3.1.5 Certificate Eliminating the Certificate of Designations with respect to the 10.24% Cumulative Preferred Stock
             (incorporated by reference to Exhibit 3 to Norwest's
             Current Report on Form 8-K dated February 20, 1996, as amended pursuant to Form 8-K/A dated February 21,
             1996).

    3.1.6 -- Certificate of Designations with respect to the 1996
             ESOP Cumulative Convertible Preferred Stock
             (incorporated by reference to Exhibit 3 to Norwest's
             Current Report on Form 8-K dated February 26, 1996).

   Exhibit                                                                 Form of
   Number                       Description*                                Filing
   ------                       ------------                              ---------
    3.2      By-Laws, as amended (incorporated by reference to
             Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q
             for the quarter ended March 31, 1991).

    4 Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and Citibank, N.A.
             (incorporated by reference to Exhibit 1 to Norwest's
             Form 8-A dated December 6, 1988).

    4.1      Certificate of Adjustment, dated July 21, 1989, to
             Rights Agreement (incorporated by reference to Exhibit
             3 to Norwest's Form 8 dated July 21, 1989).

    4.2      Certificate of Adjustment, dated June 28, 1993, to
             Rights Agreement (incorporated by reference to Exhibit
             4 to Norwest's Form 8-A/A dated June 29, 1993).

    5        Opinion of Stanley S. Stroup, counsel to Norwest             Electronic
                                                                         Transmission

    8        Form of Opinion of GRA, Thompson, White & Co., P.C.
             (to be filed by amendment)

   23.1      Consent of Stanley S. Stroup (included as part of
             Exhibit 5 filed herewith).

   23.2      Consent of KPMG Peat Marwick LLP.                            Electronic
                                                                         Transmission

   23.3      Consent of GRA, Thompson, White & Co., P.C.                  Electronic
                                                                         Transmission

   24        Powers of Attorney.                                          Electronic
                                                                         Transmission

   99        Form of proxy for Special Meeting of Shareholders of         Electronic
             Regional Bank of Colorado, National Association             Transmission

________________________
  * Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 4.1 and 4.2 are
      incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.